UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a - 101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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XPO LOGISTICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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XPO LOGISTICS, INC.

Five Greenwich Office Park

Greenwich, Connecticut 06831

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 29, 2013

To the Stockholders of XPO Logistics, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of XPO Logistics, Inc. will be held on Wednesday, May 29, 2013 at 10:00 a.m., Eastern Daylight Time (EDT), at the Stamford Marriott Hotel & Spa, located at 243 Tresser Boulevard, Stamford, Connecticut 06901, for the following purposes as more fully described in the proxy statement:

•	To elect two (2) members of our Board of Directors;

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2013;

•	To conduct an advisory vote to approve executive compensation; and

•	To consider such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Only stockholders of record as of the close of business on April 5, 2013, the record date, are entitled to receive notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting.

Please note that, if you plan to attend the annual meeting in person, you will need to register in advance and receive an admission card to be admitted. Please follow the instructions on page 3 of the proxy statement.

Your vote is important. Whether or not you plan to attend the annual meeting in person, it is important that your shares be represented. We ask that you vote your shares as soon as possible.

BY ORDER OF THE BOARD,

Gordon E. Devens

Senior Vice President,

General Counsel and Secretary

Greenwich, Connecticut

April 26, 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders to be Held on May 29, 2013

This Proxy Statement and our Annual Report on Form 10-K for the Year Ended December 31, 2012

are available at www.edocumentview.com/XPO.

XPO LOGISTICS, INC.

Five Greenwich Office Park

Greenwich, Connecticut 06831

PROXY STATEMENT

This proxy statement sets forth information relating to the solicitation of proxies by the Board of Directors of XPO Logistics, Inc. (“XPO Logistics” or our “company”) in connection with our company’s 2013 annual meeting of stockholders or any adjournment or postponement of the annual meeting. The annual meeting will take place on May 29, 2013 at the Stamford Marriott Hotel & Spa, located at 243 Tresser Boulevard, Stamford, Connecticut 06901, at 10:00 a.m., Eastern Daylight Time.

This proxy statement and form of proxy were first sent on or about April 26, 2013, to our stockholders of record as of the close of business on Friday, April 5, 2013, the record date.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

What is the purpose of the annual meeting?

Our 2013 annual meeting will be held for the following purposes:

•	To elect two (2) members of our Board of Directors for a term to expire in 2016 (Proposal 1);

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2013 (Proposal 2);

•	To conduct an advisory vote to approve executive compensation (Proposal 3); and

•	To consider such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

In addition, senior management of XPO Logistics and representatives of our outside auditor, KPMG LLP, will be available to respond to your questions.

Who can vote at the annual meeting?

You can vote at the annual meeting if, as of the close of business on Friday, April 5, 2013, the record date, you were a holder of record of our company’s common stock or Series A Convertible Perpetual Preferred Stock (the “preferred stock”). As of the record date, there were issued and outstanding 18,152,929 shares of common stock, each of which is entitled to one vote on each matter to come before the annual meeting.

In addition, as of the record date there were issued and outstanding 74,275 shares of preferred stock. Each share of preferred stock is entitled to vote together with our common stock on each matter to come before the annual meeting as if the share of preferred stock were converted into shares of common stock as of the record date, meaning that each share of preferred stock is entitled to approximately 143 votes on each matter to come before the annual meeting. As a result, a total of 28,763,643 votes are eligible to be cast at the annual meeting based on the number of outstanding common stock and preferred stock, voting together, as a single class.

How many shares must be present to conduct business at the annual meeting?

A quorum is necessary to hold a valid meeting of stockholders. For each of the proposals to be presented at the annual meeting, the holders of shares of our common stock or preferred stock outstanding on April 5, 2013, the record date, representing 14,381,823 votes must be present at the annual meeting, in person or by proxy. If you vote – including by Internet, telephone or proxy card – your shares voted will be counted towards the quorum for the annual meeting. Abstentions and broker non-votes are counted as present for the purpose of determining a quorum.

How do I vote?

Registered Stockholders. If you are a registered stockholder (i.e., you hold your shares in your own name through our transfer agent, Computershare Trust Company, N.A., referred to herein as “Computershare”), you may vote by proxy via the Internet, by telephone, or by mail by following the instructions provided on the proxy card. Stockholders of record who attend the annual meeting may vote in person by obtaining a ballot from the inspector of elections.

Beneficial Owners. If you are a beneficial owner of shares (i.e., your shares are held in the name of a brokerage firm, bank or a trustee), you may vote by proxy by following the instructions provided in the vote instruction form or other materials provided to you by the brokerage firm, bank, or other nominee that holds your shares. To vote in person at the annual meeting, you must obtain a legal proxy from the brokerage firm, bank or other nominee that holds your shares.

XPO Logistics, Inc. ESOP Participants. If you participate in the XPO Logistics, Inc. Employee Stock Ownership Plan (the “Plan”), you may vote the number of shares of common stock credited to your Plan account as of 5:00 p.m. EDT on April 5, 2013, the record date, in the same manner as a registered stockholder. If you hold shares through the Plan and you do not provide clear voting instructions, the Plan’s trustee, Horizon Trust and Management, will vote such shares in the same proportion that it votes shares for which it received valid and timely instructions.

Will my shares be voted if I do not provide voting instructions?

If you are a stockholder of record and you properly sign, date and return a proxy card, but do not indicate how you wish to vote with respect to a particular nominee or proposal, then your shares will be voted FOR the election of the two nominees for director named in “Proposal 1—Election of Directors,” FOR “Proposal 2—Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm for 2013,” and FOR “Proposal 3—Advisory Vote to Approve Executive Compensation.”

Under the rules of New York Stock Exchange (“NYSE”), brokerage firms have the authority to vote shares held for a beneficial owner on “routine” matters. Accordingly, if your shares are held of record by a brokerage firm and you do not provide the firm specific voting instructions, that firm will have the authority to vote your shares only with respect to the “Proposal 2—Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm for 2013,” but your shares will not be voted and will be considered broker non-votes with respect to all other proposals described in this proxy statement. We urge you to provide voting instructions so that your shares will be voted.

Can I change my vote after I have voted?

Yes, you may revoke your proxy and change your vote at any time before the final vote at the annual meeting. You may change your vote by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the annual meeting will be counted), signing and returning a new proxy card with a later date, or attending the annual meeting and voting in person. However, your attendance at the annual meeting will not automatically revoke any prior proxy unless you vote again at the annual meeting or specifically request in writing that your prior proxy be revoked.

What is the deadline to vote?

If you hold shares as the stockholder of record, your vote by proxy must be received before the polls close at the annual meeting. If you are the beneficial owner of shares, please follow the voting instructions provided by your broker, trustee or other nominee.

What vote is required to elect directors or take other action at the annual meeting?

•

Proposal 1: Election of Two (2) Directors. The election of the two (2) director nominees named in this proxy statement requires the affirmative vote of shares of common stock or preferred stock, voting together as a single class, representing a plurality of the votes cast on the proposal at the annual meeting. This means that the two nominees will be elected if they receive more affirmative votes than any other person. You may not accumulate your votes for the election of directors. Brokers may not use discretionary authority to vote shares on the election of directors if they have not received specific instructions from their clients. For your vote to be counted in the election of directors, you will need to communicate your voting decisions to your bank, broker or other nominee before the date of the annual meeting in accordance with their specific instructions.

•

Proposal 2: Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm for 2013. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013 requires the affirmative vote of shares of common stock or preferred stock, voting together as a single class, representing a majority of votes cast on the proposal at the annual meeting.

•

Proposal 3: Advisory Vote to Approve Executive Compensation. Advisory approval of the resolution on executive compensation requires the affirmative vote of shares of common stock or preferred stock, voting together as a single class, representing a majority of votes cast on the proposal at the annual meeting.

In general, other business properly brought before the annual meeting requires the affirmative vote of shares of common stock or preferred stock, voting together as a single class, representing a majority of votes cast on such matter at the annual meeting.

How does the Board of Directors recommend that I vote?

Our Board recommends that you vote your shares “FOR” each director nominee named in this proxy statement, “FOR” ratification of KPMG LLP as our independent registered public accounting firm, and “FOR” advisory approval of the resolution to approve executive compensation.

How will the persons named as proxies vote?

If you complete and submit a proxy, the persons named as proxies will follow your instructions. If you submit a proxy but do not provide instructions, or if your instructions are unclear, the persons named as proxies will vote as recommended by our Board or, if no recommendation is given, in their own discretion.

Where can I find the results of the voting?

We intend to announce preliminary voting results at the annual meeting and will publish final results through a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) within four (4) business days after the annual meeting. The Current Report on Form 8-K will be available on the Internet at our website, www.xpologistics.com.

Do I need a ticket to attend the annual meeting?

Yes, you will need an admission card to enter the annual meeting. You may request tickets by providing the name under which you hold shares of record or, if your shares are held in the name of a bank, broker or other holder of record, the evidence of your beneficial ownership of the shares, the number of tickets you are requesting and your contact information. You can submit your request in the following ways:

•	by sending an e-mail to annualmeeting@xpologistics.com; or

•	by calling us toll-free at (855) XPO-INFO (855-976-4636).

Stockholders also must present a form of personal photo identification in order to be admitted to the annual meeting.

Who will pay for the cost of soliciting proxies?

We will pay for the cost of soliciting proxies. We have engaged Innisfree M&A Incorporated to assist us in soliciting proxies in connection with the annual meeting, and have agreed to pay them $9,500 plus their expenses for providing such services. Our directors, officers and other employees, without additional compensation, may solicit proxies personally, in writing, by telephone, by email or otherwise. As is customary, we will reimburse brokerage firms, fiduciaries, voting trustees, and other nominees for forwarding our proxy materials to each beneficial owner of common stock or preferred stock held of record by them.

What is “householding” and how does it affect me?

In accordance with notices to many stockholders who hold their shares through a bank, broker or other holder of record (a “street-name stockholder”) and share a single address, only one copy of our proxy statement and 2012 annual report to stockholders is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this proxy statement and annual report may request a copy by contacting the bank, broker or other holder of record, or by sending a written request to: Investor Relations, XPO Logistics, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831 or by contacting Investor Relations by telephone at (855) XPO-INFO (855-976-4636). The voting instruction form sent to a street-name stockholder should provide information on how to request (1) householding of future company materials or (2) separate materials if only one set of documents is being sent to a household. A stockholder who would like to make one of these requests should contact us as indicated above.

INFORMATION REGARDING THE EQUITY INVESTMENT

At a special meeting of our stockholders on September 1, 2011, our stockholders approved the Investment Agreement, dated as of June 13, 2011 (the “Investment Agreement”), by and among Jacobs Private Equity, LLC (“JPE”), the other investors party thereto (collectively with JPE, the “Investors”) and our company. On September 2, 2011, pursuant to the Investment Agreement, we issued to the Investors, for $75,000,000 in cash: (i) an aggregate of 75,000 shares of preferred stock, which are initially convertible into an aggregate of 10,714,286 shares of our common stock, and (ii) warrants initially exercisable for an aggregate of 10,714,286 shares of our common stock at an initial exercise price of $7.00 per share. We refer to this investment as the “Equity Investment.” JPE is controlled by Bradley S. Jacobs, our Chairman of the Board and Chief Executive Officer. Each of our directors, other than Mr. Shaffer, invested, directly or indirectly, in our company pursuant to the Investment Agreement. In connection with the closing of the Equity Investment, we effected a four-for-one reverse split of our common stock on September 2, 2011. The share amounts and exercise prices set forth throughout this proxy statement reflect such four-for-one reverse stock split.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Directors

Our Board currently consists of seven members, as set forth in the table below. Upon the closing of the Equity Investment on September 2, 2011, our Board was reconstituted such that: (i) we had seven Board members, (ii) one of such directors was James J. Martell, our Chairman of the Board prior to the Equity Investment, (iii) the other six directors were designated by JPE (including Bradley S. Jacobs), (iv) each standing committee of our Board was reconstituted (as further described below) and (v) Bradley S. Jacobs became our Chairman of the Board.

Pursuant to the Investment Agreement, JPE has the right to designate for nomination by our Board a majority of the members of our Board so long as JPE owns securities (including preferred stock convertible into, or warrants exercisable for, securities) representing at least 33% of the voting power of our capital stock on a fully-diluted basis, and has the right to designate for nomination by our Board 25% of the members of our Board so long as JPE owns securities (including preferred stock convertible into, or warrants exercisable for, securities) representing at least 20% (but less than 33%) of the voting power of our capital stock on a fully-diluted basis. The foregoing rights of JPE under the Investment Agreement are in addition to, and not in limitation of, JPE’s voting rights as a holder of capital stock of our company.

None of the foregoing will prevent our Board from acting in accordance with its fiduciary duties or applicable law or stock exchange requirements or from acting in good faith in accordance with our governing documents, while giving due consideration to the intent of the Investment Agreement.

Our Board is divided into three classes, each having three-year terms that expire in successive years. At the annual meeting, the terms of our Class III directors, Mr. G. Chris Andersen and Mr. Oren G. Shaffer, will expire. Upon the recommendation of our Nominating and Corporate Governance Committee, the Board has nominated each of Mr. Andersen and Mr. Shaffer to stand for re-election at the annual meeting, as set forth in Proposal 1 on page 44 of this proxy statement.

Our Board consists of an experienced group of business leaders, many of whom have served as executive officers or on boards and board committees of major companies and have extensive understanding of principles of corporate governance. Our directors also have broad corporate finance, capital markets and investment banking experience. Our directors have a strong owner orientation—approximately 53% of the voting power of our capital stock on a fully-diluted basis is held by our directors or entities or persons related to our directors (as of April 5, 2013).

Name	Age	Position	Director Class	Expiration of Term
Bradley S. Jacobs	56	Chairman of the Board and Chief Executive Officer	Class I	2014
G. Chris Andersen(1)	75	Director	Class III	2013
Michael G. Jesselson	61	Director	Class I	2014
Adrian P. Kingshott	53	Director	Class I	2014
James J. Martell	58	Director	Class II	2015
Jason D. Papastavrou	50	Director	Class II	2015
Oren G. Shaffer(1)	70	Director	Class III	2013

(1)	Nominee for re-election to our Board at the annual meeting for a term expiring at the 2016 annual meeting

We have set forth below information regarding each of our directors, including the experience, qualifications, attributes or skills that led the Board to conclude that such person should serve as a director. Our Nominating and Corporate Governance Committee and our Board believe that the experience, qualifications, attributes and skills of our directors provide us with the ability to address our evolving needs and represent the best interests of our stockholders.

Bradley S. Jacobs has served as our Chief Executive Officer and Chairman of the board of directors since September 2, 2011. Mr. Jacobs is also the managing director of Jacobs Private Equity, LLC, which is our largest stockholder. He has led two public companies: United Rentals, Inc., which he co-founded in 1997, and United Waste Systems, Inc., founded in 1989. Mr. Jacobs served as chairman and chief executive officer of United Rentals for its first six years and as executive chairman for an additional four years. He served eight years as chairman and chief executive officer of United Waste Systems. Previously, Mr. Jacobs founded Hamilton Resources (UK) Ltd. and served as its chairman and chief operating officer. This followed the co-founding of his first venture, Amerex Oil Associates, Inc., where he was chief executive officer. Mr. Jacobs is a member of the board of directors of the Beck Institute for Cognitive Behavior Therapy.

G. Chris Andersen has served as a director of the company since September 2, 2011. Mr. Andersen is the founder and a managing partner of G.C. Andersen Partners, LLC. Previously, Mr. Andersen served as vice chairman of PaineWebber, and as head of the Investment Banking Group at Drexel Burnham Lambert Incorporated. Mr. Andersen is the lead director for Terex Corporation. He is a member of the International Advisory Council of the Guanghua School of Management at Peking University; sits on the advisory board of the RAND Corporation’s Center for Asia Pacific Policy; and is a director and member of the Executive Committee of Junior Achievement of New York. Mr. Andersen holds a master’s degree from the Kellogg School of Management and is a chartered financial analyst.

Michael G. Jesselson has served as a director of the company since September 2, 2011. Mr. Jesselson has served as the president of Jesselson Capital Corporation since 1994. He is a longstanding director of American Eagle Outfitters, Inc. and serves as that company’s lead independent director.

Adrian P. Kingshott has served as a director of the company since September 2, 2011. Mr. Kingshott has served as the chief executive officer of AdSon LLC since 2006 and an advisory director of Dominick & Dominick LLC since 2012. Previously, with Goldman Sachs, he served as co-head of the firm’s Leveraged Finance business, among other positions. More recently, Mr. Kingshott was a managing director of Amaranth Advisors, LLC. He is an adjunct professor of Global Capital Markets at Fairfield University’s Dolan School of

Business; and an adjunct professor of International Corporate Financial Management at Fordham University’s School of Business. He holds a master of business administration degree from Harvard Business School and a master of jurisprudence degree from Oxford University. Mr. Kingshott is a member of the board of directors of Centre Lane Investment Corp.

James J. Martell has served as a director of the company since 2006. Mr. Martell has served as an independent operating executive with private equity companies, including Welsh, Carson, Anderson & Stowe, for companies in the transportation logistics sector and related industries since 2007. Previously, he was chief executive officer of SmartMail Services, Inc.; executive vice president of Americas for UTi Worldwide Inc.; and chief executive officer of Burlington Air Express Canada. Earlier, Mr. Martell held management positions with Federal Express Corporation and United Parcel Service, Inc. He currently serves as a director of Mobile Mini, Inc. and is a past chairman of the board of directors of Express-1 Expedited Solutions, Inc. In the past five years, Mr. Martell was a director of Priority Air Express, Mobil Storage Group and Vision Logistics Holding Corp. Mr. Martell is a member of the board of MyUS.com and P & S Transportation, Inc. Additionally, Mr. Martell is a director for Ozburn-Hessey Logistics LLC, 3PD, Inc., ProTrans International and Unitrans International Corporation. He holds a degree in business administration from Michigan Technological University.

Jason D. Papastavrou, Ph.D., has served as a director of the company since September 2, 2011. Dr. Papastavrou is the founder and chief investment officer of ARIS Capital Management, LLC and is the co-founder of Empiric Asset Management, LLC. Previously, Dr. Papastavrou was the founder and managing director of the Fund of Hedge Funds Strategies Group of Banc of America Capital Management (BACAP), president of BACAP Alternative Advisors and a senior portfolio manager with Deutsche Asset Management. He was a tenured professor at Purdue University School of Industrial Engineering, and holds a doctorate in electrical engineering and computer science from the Massachusetts Institute of Technology. Dr. Papastavrou serves on the board of directors of United Rentals, Inc.

Oren G. Shaffer has served as a director of the company since September 2, 2011. From 2004 to 2007, Mr. Shaffer was vice chairman and chief financial officer of Qwest Communications International, Inc. (now CenturyLink, Inc.). Previously, Mr. Shaffer was president and chief operating officer of Sorrento Networks, Inc.; executive vice president and chief financial officer of Ameritech Corporation; and held senior executive positions with Goodyear Tire & Rubber Company, where he also served on the board of directors. Mr. Shaffer is a director on the boards of Terex Corporation, Belgacom S.A. and Intermec, Inc., and serves on the supervisory board of Demag Cranes AG. He holds a master’s degree in management from the Sloan School of Management, Massachusetts Institute of Technology, and a degree in finance and business administration from the University of California, Berkeley.

Role of the Board and Board Structure

Our business and affairs are managed under the direction of our Board, which is our company’s ultimate decision-making body, except with respect to those matters reserved to our stockholders. Our Board’s primary responsibility is to seek to maximize long-term stockholder value. Our Board establishes our overall corporate policies, selects and evaluates our senior management team, which is charged with the conduct of our business, monitors the performance of our company and management, and provides advice and counsel to management. In fulfilling the Board’s responsibilities, directors have full access to our management, internal and external auditors and outside advisors.

The positions of Chairman of the Board and Chief Executive Officer are both currently held by Mr. Jacobs. Our Board has not appointed a lead director. Our Board believes that this leadership model is currently appropriate in light of the following factors: our directors are stockholder-oriented and focused on the best interests of our stockholders due to their significant ownership of our securities; our independent directors meet regularly, and at least annually, in executive sessions without management present; the dual roles enable decisive leadership and ensure clear accountability; and our Board believes the dual roles function well for our company based on our current strategy and ownership structure.

Our Board held 12 meetings during 2012. In 2012, each person serving as a director attended at least 75% of the total number of meetings of our Board and any Board committee on which he served. The Board also acted eight times during 2012 via unanimous written consent.

Our directors are expected to attend the annual meeting. Any director who is unable to attend the annual meeting is expected to notify the Chairman of the Board in advance of the annual meeting. Each person who was then serving as a director attended the 2012 annual meeting of stockholders.

Board Risk Oversight

Management of the risks that we face in the conduct of our business is primarily the responsibility of our senior management team. However, our Board provides overall risk oversight with a focus on the most significant risks facing our company. Our senior management team periodically reviews with our Board any significant risks facing our company. Our Board has delegated responsibility for the oversight of specific risks to the committees of the Board as follows:

•

Audit Committee. The Audit Committee oversees the policies that govern the process by which our exposure to risk is assessed and managed by management. In that role, the Audit Committee discusses with our management major financial risk exposures and the steps that management has taken to monitor and control these exposures. The Audit Committee also is responsible for reviewing risks arising from related party transactions involving our company and overseeing our company-wide Code of Business Conduct and Ethics and our Senior Officer Code of Business of Conduct and Ethics.

•	Compensation Committee. The Compensation Committee monitors the risks associated with our compensation philosophy and programs.

•	Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee oversees risks related to our governance structure and processes.

•	Acquisition Committee. The Acquisition Committee oversees risks related to the execution of our acquisition strategy.

Our board has assessed the risks that could arise from our employee compensation policies and does not believe that such policies are reasonably likely to have a materially adverse effect on our company.

Committees of the Board and Committee Membership

Our Board has established four separately designated standing committees to assist our Board in discharging its responsibilities: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Acquisition Committee. Our Board may eliminate or create additional committees as it deems appropriate. The charters for our Board committees are in compliance with applicable SEC rules and the NYSE Listed Company Manual. These charters are available at www.xpologistics.com. You may obtain a printed copy of any of these charters by sending a request to: Investor Relations, XPO Logistics, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831.

Each committee of our Board is composed entirely of independent directors within all applicable standards (as further discussed below). Our Board’s general policy is to review and approve committee assignments annually. The Nominating and Corporate Governance Committee is responsible, after consultation with our Chairman of the Board and Chief Executive Officer and consideration of appropriate member qualifications, to recommend to our Board for approval all committee assignments, including designations of the chairs. Each committee is also authorized to retain its own outside counsel and other advisors as it desires.

The following table sets forth the current membership of each of our Board’s committees. The Audit Committee assignments have been in effect since September 2, 2011. The Acquisition Committee assignments have been in effect since January 16, 2012. The Compensation Committee and Nominating and Corporate Governance Committee assignments have been in effect since April 10, 2013.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Acquisition Committee
G. Chris Andersen		Chair
Michael G. Jesselson	X		Chair	X
Adrian P. Kingshott	X		X	Chair
James J. Martell			X
Jason D. Papastavrou	Chair	X		X
Oren G. Shaffer		X

A brief summary of the committees’ responsibilities follows:

Audit Committee. The Audit Committee assists our Board in fulfilling its responsibilities in a number of areas, including, without limitation, oversight of: (i) our accounting and financial reporting processes, including our systems of internal controls and disclosure controls, (ii) the integrity of our financial statements, (iii) our compliance with legal and regulatory requirements, (iv) the qualifications and independence of our outside auditors and (v) the performance of our outside auditors and internal audit function. The Audit Committee met seven times during 2012. Each member of the Audit Committee satisfies all applicable independence standards, has not participated in the preparation of our financial statements at any time during the past three years and is able to read and understand fundamental financial statements.

Compensation Committee. The primary responsibilities of the Compensation Committee are, among other things: (i) to oversee the administration of our compensation programs, (ii) to review the compensation of our executive management and annual bonus compensation, (iii) to review company contributions to qualified and non-qualified plans and (iv) to prepare any report on executive compensation required by SEC rules and regulations. The Compensation Committee met four times during 2012 and acted seven times via unanimous written consent.

Nominating and Corporate Governance Committee. The primary responsibilities of the Nominating and Corporate Governance Committee are, among other things: (i) to identify individuals qualified to become Board members and recommend that our Board select such individuals to be presented for stockholder consideration at the annual meeting or to be appointed by the Board to fill a vacancy, (ii) to make recommendations to our Board concerning committee appointments, (iii) to develop, recommend to our Board and annually review the XPO Logistics, Inc. Corporate Governance Guidelines and oversee corporate governance matters and (iv) to oversee an annual evaluation of our Board and committees. The Nominating and Corporate Governance Committee met twice during 2012 and acted once via unanimous written consent.

Acquisition Committee. The Acquisition Committee is responsible for reviewing and approving acquisition, divestiture and related transactions proposed by our management in which the total consideration to be paid or received by us, for any particular transaction, does not exceed the limits that may be established by our Board from time to time. The Acquisition Committee met twice during 2012.

Director Compensation

The following table sets forth information concerning the compensation of all persons who served as a director of our company at any time during 2012.

2012 Director Compensation Table(1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Total ($)
G. Chris Andersen(3)	$32,500	$41,850	$65,611	$139,961
Michael G. Jesselson(3)	$27,500	$41,850	$65,611	$134,961
Adrian P. Kingshott(3)	$27,187	$41,850	$65,611	$134,648
James J. Martell(4)	$20,000	$41,850	$65,611	$127,461
Jason D. Papastavrou(3)	$32,500	$41,850	$65,611	$139,961
Oren G. Shaffer(3)	$20,000	$41,850	$65,611	$127,461

(1)	Compensation information for Mr. Jacobs, who is also a named executive officer of our company, is disclosed in this proxy statement under the heading “Executive Compensation—Compensation Tables.”
(2)

The amounts reflected in each respective column represent the aggregate grant date fair value of the awards made during 2012 and the incremental value of any awards modified during 2012, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 “Compensation-Stock Compensation” (“ASC 718”). For a further discussion of the assumptions used in the calculation of the grant date fair values for each year, please see “Notes to Consolidated Financial Statements—Footnote No. 2 Basis of Presentation and Significant Accounting Policies—Stock-Based Compensation” and Footnote No. 8 Stock-Based Compensation of our company’s Annual Report on Form 10-K for the year ended December 31, 2012. The values reported in the columns represent 8,000 stock options with an exercise price of $16.74 per share and 2,500 restricted stock units (“RSUs”) granted to each of Messrs. Andersen, Jesselson, Kingshott, Martell and Shaffer and Dr. Papastavrou on December 11, 2012.

(3)	As of December 31, 2012, each of Messrs. Andersen, Jesselson, Kingshott and Shaffer and Dr. Papastavrou held 16,000 stock options and 2,500 RSUs.
(4)	As of December 31, 2012, Mr. Martell held stock options to purchase 91,000 shares of our common stock and 2,500 RSUs.

The compensation of our directors is subject to the approval of our Board, which is based, in part, on the review and recommendation of the Compensation Committee. Directors who are employees of our company receive no compensation for service as members of either our Board or its committees.

Following the closing of the Equity Investment, our Board was reconstituted and a new director compensation plan was developed and adopted by our Board, in consultation with Semler Brossy Consulting Group, LLC (“Semler Brossy”) and upon the recommendation of our Compensation Committee. Under the current plan, each non-employee director receives a $20,000 annual cash retainer, payable quarterly in arrears. The chairpersons of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Acquisition Committee each receive an additional annual cash retainer of $12,500, $12,500, $7,500 and $7,500, respectively, payable quarterly in arrears. No fees are paid to our directors for their attendance at or participation in meetings of our Board or its committees. In addition to the annual cash retainers, on December 11, 2012, each non-employee director on our Board was granted 8,000 stock options and 2,500 RSUs. The December 11, 2012 awards of 8,000 stock options and 2,500 RSUs granted to each non-employee director are scheduled to vest on December 11, 2013 subject to each non-employee director continuing to serve as a director. Unvested stock options and RSUs will be forfeited upon termination of services for any reason. We also reimburse directors for expenses incurred in the performance of their duties, including reimbursement for air travel and hotel expenses.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has been an officer or associate of our company. During our last completed fiscal year, none of our executive officers served as a member of the compensation committee of any entity that has one or more executive officers serving on our Compensation Committee.

Corporate Governance Guidelines and Codes of Ethics

Our Board is committed to sound corporate governance principles and practices. Our Board adopted the XPO Logistics, Inc. Corporate Governance Guidelines (the “Guidelines”) on January 16, 2012. The Guidelines, which are in addition to the requirements of the SEC and the NYSE Listed Company Manual, serve as a framework within which our Board conducts its operations. Among other things, the Guidelines include criteria for determining the qualifications and independence of the members of our Board, requirements for the standing committees of our Board, responsibilities for members of our Board and the annual evaluation of the effectiveness of our Board and its committees. The Nominating and Corporate Governance Committee of our Board is responsible to review annually, or more frequently as appropriate, the Guidelines and recommend to our Board appropriate changes in light of applicable laws and regulations, the governance standards identified by leading governance authorities and our company’s evolving needs.

We have a Code of Business Conduct and Ethics that applies to all directors and employees, including our senior management team. In addition, our Board adopted the Senior Officer Code of Business Conduct and Ethics, which is applicable exclusively to our senior management team. These codes are designed to deter wrongdoing, to promote the honest and ethical conduct of all employees and to promote compliance with applicable governmental laws, rules and regulations. The Senior Officer Code of Business Conduct and Ethics constitutes a “code of ethics” as defined in Item 406(b) of Regulation S-K. We intend to satisfy the disclosure requirements under applicable SEC rules relating to amendments to the Senior Officer Code of Business Conduct and Ethics or waivers from any provision thereof applicable to our principal executive officer, our principal financial officer and principal accounting officer by posting such information on our website pursuant to SEC rules.

The Guidelines and our codes of ethics are available on our website at www.xpologistics.com. In addition, you may obtain a printed copy of the Guidelines and our codes of ethics, without charge, by sending a request to: Investor Relations, XPO Logistics, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831.

Director Independence

Under the Guidelines, our Board is responsible to make independence determinations annually with the assistance of the Nominating and Corporate Governance Committee. Such independence determinations are made by reference to the independence standard under the Guidelines and the definition of “independent director” under Section 303A of the NYSE Listed Company Manual. Our Board has affirmatively determined that each person who served as a director during any part of 2012, except Mr. Jacobs, our Chairman of the Board and Chief Executive Officer, satisfies the independence standards under the Guidelines and the NYSE Listed Company Manual. In making its independence determinations, our Board considered certain ordinary course commercial relationships between our company and a company for which Mr. Martell served as a director. The aggregate amount paid by our company during 2012 with respect to these relationships was less than $10,000, and our Board concluded that Mr. Martell qualifies as an independent director under applicable standards notwithstanding such relationship.

In addition to the independence standards provided in the Guidelines, our Board has determined that each director who serves on our Audit Committee satisfies standards established by the SEC providing that, in order to qualify as “independent” for the purposes of membership on that committee, members of audit committees may not (1) accept directly or indirectly any consulting, advisory or other compensatory fee from our company other than their director compensation or (2) be an affiliated person of our company or any of its subsidiaries. The Board has also determined that each member of the Compensation Committee satisfies the newly-adopted NYSE standards for independence of Compensation Committee members, which become effective on July 1, 2013.

Director Selection Process

As provided in its charter, the Nominating and Corporate Governance Committee is responsible to recommend to our Board all nominees for election to the Board, including nominees for re-election to the Board, in each case after consultation with the Chairman of the Board and in accordance with our company’s contractual obligations. Pursuant to the Investment Agreement, JPE has the contractual right based on its current securities ownership, as described above under “Directors,” to designate for nomination by our Board a majority of the members of our Board. Subject to the foregoing, in considering new nominees for election to our Board, the Nominating and Corporate Governance Committee considers, among other things, broad experience, financial expertise, wisdom, integrity, ability to make independent analytical inquiries, understanding of our company’s business environment, relevant knowledge and experience in such areas as technology and marketing and other disciplines relevant to our company’s businesses, the nominee’s ownership interest in our company, and willingness and ability to devote adequate time to Board duties, all in the context of the needs of the Board at that point in time and with the objective of ensuring diversity in the background, experience, and viewpoints of Board members.

Subject to the contractual rights granted to JPE pursuant to the Investment Agreement, the Nominating and Corporate Governance Committee may identify potential nominees for election to our Board from a variety of sources, including recommendations from current directors or management, recommendations from our stockholders or any other source the committee deems appropriate.

Our Board does not have a specific policy for consideration of nominees submitted by our stockholders due to the contractual rights granted to JPE pursuant to the Investment Agreement, as described above. However, our stockholders can nominate candidates for election as director by following the procedures set forth in our 2nd Amended and Restated Bylaws (our “bylaws”), which are summarized below. We did not receive any director nominees from our stockholders for the annual meeting.

Our bylaws require that a stockholder who wishes to nominate an individual for election as a director at our annual meeting must give us advance written notice. The notice must be delivered to or mailed and received by the Secretary of our company not less than ninety days or more than 180 days prior to the earlier of the date of the annual meeting and the first anniversary of the preceding year’s annual meeting. As more specifically provided in our bylaws, any nomination must include (i) the nominator’s name and address and the number of shares of each class of our capital stock that the nominator owns, (ii) the name and address of any person with whom the nominator is acting in concert and the number of shares of each class of our capital stock that any such person owns, (iii) the information with respect to each such proposed director nominee that would be required to be provided in a proxy statement prepared in accordance with applicable SEC rules and (iv) the consent of the proposed candidate to serve as a member of our Board.

Any stockholder who wishes to nominate a potential director candidate must follow the specific requirements set forth in our bylaws, a copy of which may be obtained by sending a request to: Secretary, XPO Logistics, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831.

Stockholder Communication with the Board

Stockholders and parties interested in communicating with our Board, any Board committee, any individual director or any group of directors (such as our independent directors) should send written correspondence to: Board of Directors c/o Secretary, XPO Logistics, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831. Please note that we will not forward communications that are spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys, business solicitations or advertisements.

Stockholder Proposals for Next Year’s Annual Meeting

As more specifically provided in our bylaws, no business may be brought before an annual meeting of our stockholders unless it is specified in the notice of the annual meeting or is otherwise brought before the annual meeting by or at the direction of our Board or by a stockholder entitled to vote who has delivered proper notice to us not less than ninety days or more than 180 days prior to the earlier of the date of the annual meeting and the first anniversary of the preceding year’s annual meeting. Accordingly, assuming that our 2014 annual meeting of stockholders is held on or after May 29, 2014, any stockholder proposal to be considered at the 2014 annual meeting, including nominations of persons for election to our Board, must be properly submitted to us not earlier than December 2, 2013 nor later than February 28, 2014. Detailed information for submitting stockholder proposals or nominations of director candidates will be provided upon written request to: Secretary, XPO Logistics, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831.

The foregoing requirements are separate from the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement for the 2014 annual meeting of stockholders. Stockholders interested in submitting a proposal for inclusion in our proxy materials for the 2014 annual meeting may do so by following the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion in such proxy materials pursuant to such rule, stockholder proposals must be received by our Secretary not later than December 27, 2013.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2012, we have not been a party to any transaction or series of similar transactions in which the amount exceeded or will exceed $120,000 and in which any current director, executive officer, holder or more than five percent of our capital stock, or any member of the immediate family of the foregoing, had or will have a material interest.

Under its charter, the Audit Committee of our Board is responsible to review and approve or ratify any transaction between our company and a related person that is required to be disclosed under the rules and regulations of the SEC. Our management is responsible for bringing any such transaction to the attention of the Audit Committee. In approving or rejecting any such transaction, the Audit Committee considers the relevant facts and circumstances, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of our voting securities as of April 5, 2013 by (i) each person who is known by us, based solely on a review of public filings, to be the beneficial owner of more than 5% of any class of our outstanding voting securities, (ii) each director, (iii) each executive officer named in the Summary Compensation Table and (iv) all executive officers and directors as a group. None of the foregoing persons beneficially owned any shares of equity securities of our subsidiaries as of April 5, 2013.

Under applicable SEC rules, a person is deemed to be the “beneficial owner” of a voting security if such person has (or shares) either investment power or voting power over such security or has (or shares) the right to acquire such security within 60 days by any of a number of means, including upon the exercise of options or warrants or the conversion of convertible securities. A beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by the beneficial owner, but not those held by any other person, and which are exercisable or convertible within 60 days, have been exercised or converted.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all voting securities shown as being owned by them. Unless otherwise indicated, the address of each beneficial owner in the table below is care of XPO Logistics, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Class Outstanding(1)	Shares of Preferred Stock Beneficially Owned(2)		Percentage of Class Outstanding
Beneficial Ownership of 5% or more
Jacobs Private Equity, LLC	19,285,714	(3)	51.5%	67,500		90.9%
Morgan Stanley(4) 1585 Broadway New York, NY 10036	1,835,760		10.1%	—		—
Wellington Management Co. LLP (5) 280 Congress Street Boston, MA 02210	1,481,926		8.2%	—		—
Westfield Capital Management Company, LP(6) 1 Financial Center Boston, MA 02111	1,391,778		7.7%	—		—
BAMCO INC.(7) 767 Fifth Avenue, 49th Floor New York, NY 10153	1,200,000		6.6%	—		—
The Vanguard Group(8) 100 Vanguard Blvd. Malvern, PA 19355	900,242		5.0%	—		—
Directors:
G. Chris Andersen	81,927	(9)	*	250		*
Michael G. Jesselson	309,965	(10)	1.7%	725	(11)	1.0%
Adrian P. Kingshott	96,214	(12)	*	300		*
James J. Martell	302,183	(13)	1.6%	725		1.0%
Jason D. Papastavrou	205,089	(14)	1.1%	650	(15)	*
Oren G. Shaffer	29,000	(16)	*	—		—
Executive Officers:
Bradley S. Jacobs+(17)	19,363,854		51.7%	67,500		90.9%
M. Sean Fernandez	64,715	(18)	*	—		—
John J. Hardig	28,900	(19)	*	—		—
Scott B. Malat	29,300	(20)	*	—		—
Gordon E. Devens	55,000	(21)	*	—		—
John D. Welch(22)	61,272	(23)	*	—		—
Current Executive Officers and Directors as a Group (13 People)	20,618,424	(24)	53.5%	70,150		94.4%

*	Less than 1%
+	Director and Executive Officer
(1)

For purposes of this column, the number of shares of the class outstanding reflects the sum of (i) 18,152,929 shares of our common stock that were outstanding as of April 5, 2013, (ii) the number of shares of our common stock into which the outstanding shares of our preferred stock held by the relevant person, if any, were convertible on April 5, 2013, and (iii) the number of shares of our common stock, if any, which the relevant person could acquire on exercise of options or warrants on or before June 4, 2013.

(2)

Each share of our preferred stock that was outstanding on April 5, 2013 has an initial liquidation preference of $1,000 per share and is convertible into approximately 143 shares of our common stock at an effective conversion price of $7.00 per share of our common stock. Our preferred stock votes together as a single class with our common stock on an as-converted basis, except with respect to certain matters that impact the rights of holders of our preferred stock, in which case our preferred stock votes separately as a single class.

(3)

Consists of 9,642,857 shares of our common stock issuable upon the exercise of 9,642,857 warrants at an exercise price of $7.00 per share of common stock, and 9,642,857 shares of our common stock issuable upon conversion of 67,500 shares of our preferred stock.

(4)

By Schedule 13G/A, dated April 8, 2013, filed by Morgan Stanley and Morgan Stanley Investment Management Inc. filing jointly, they reported that, as of March 29, 2013, they beneficially owned 1,835,760 shares with sole voting and sole dispositive power over such shares.

(5)

By Schedule 13G/A, dated February 14, 2013, Wellington Management Company, LLP reported that, as of December 31, 2012, it beneficially owned 1,481,926 shares with shared power to vote over 1,368,852 of such shares and shared dispositive power over 1,481,926 of such shares.

(6)

By Schedule 13G, dated February 8, 2013, Westfield Capital Management Company, LP reported that, as of December 31, 2012, it beneficially owned 1,391,778 shares with sole voting power over 873,122 of such shares and sole dispositive power over 1,391,778 of such shares.

(7)

By Schedule 13G, dated February 14, 2013, filed by BAMCO, Inc., Baron Capital Group, Inc., Baron Small Cap Fund, and Ronald Baron filing jointly, reported that, as of December 31, 2012, they beneficially owned 1,200,000 shares with shared power to vote over 1,200,000 of such shares and shared dispositive power over 1,200,000 of such shares.

(8)

By Schedule 13G, dated February 7, 2013, The Vanguard Group reported that, as of December 31, 2012, it beneficially owned 900,242 shares with sole voting power over 19,338 of such shares, sole dispositive power over 880,904 of such shares and shared dispositive power over 19,338 of such shares.

(9)

Includes (i) 35,713 shares of our common stock issuable upon the exercise of 35,713 warrants at an exercise price of $7.00 per share of common stock, (ii) 35,714 shares of our common stock issuable upon conversion of 250 shares of our preferred stock and (iii) 8,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable on or before June 4, 2013.

(10)

Includes (i) 12,000 shares of our common stock beneficially owned by the Michael G. Jesselson and Linda Jesselson 3/12/84 Trust, of which Mr. Jesselson is a trustee, (ii) 12,000 shares of our common stock beneficially owned by the Michael G. Jesselson and Linda Jesselson 11/26/85 Trust, of which Mr. Jesselson is a trustee, (iii) 12,000 shares of our common stock beneficially owned by the Michael G. Jesselson and Linda Jesselson 3/31/87 Trust, of which Mr. Jesselson is a trustee, (iv) 10,000 shares of our common stock beneficially owned by the Michael G. Jesselson and Linda Jesselson 6/30/93 Trust, of which Mr. Jesselson is a trustee, (v) 10,000 shares of our common stock owned by Mr. Jesselson’s spouse, (vi) 103,572 shares of our common stock issuable upon the exercise of 103,572 warrants at an exercise price of $7.00 per share of our common stock, which warrants are beneficially owned by the Michael G. Jesselson 12/18/80 Trust and the Michael G. Jesselson 4/8/71 Trust, of which trusts Mr. Jesselson is the beneficiary, (vii) 21,322 shares of our common stock issuable upon the exercise of 21,322 warrants at an exercise price of $7.00 per share of our common stock, which warrants are beneficially owned by the Michael G. Jesselson and Linda Jesselson, Trustees UID 6/30/93 FBO Maya Ariel Ruth Jesselson, of which Mr. Jesselson is the beneficiary, (viii) 103,571 shares of our common stock issuable upon conversion of 725 shares of our preferred stock, which shares of our preferred stock are beneficially owned by the Michael G. Jesselson 12/18/80 Trust and the Michael G. Jesselson 4/8/71 Trust, of which trusts Mr. Jesselson is the beneficiary and (ix) 8,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable on or before June 4, 2013.

(11)	See clause (viii) of footnote (10).
(12)

Includes (i) 42,857 shares of our common stock issuable upon the exercise of 42,857 warrants at an exercise price of $7.00 per share of our common stock, (ii) 42,857 shares of our common stock issuable upon conversion of 300 shares of our preferred stock and (iii) 8,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable on or before June 4, 2013.

(13)

Includes (i) 103,572 shares of our common stock issuable upon the exercise of 103,572 warrants at an exercise price of $7.00 per share of our common stock, (ii) 103,571 shares of our common stock issuable upon conversion of 725 shares of our preferred stock and (iii) 83,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable on or before June 4, 2013.

(14)

Includes (i) 1,375 shares of our common stock beneficially owned by the Brett A. Athans Declaration of Trust, of which Dr. Papastavrou is the trustee, (ii) 92,857 shares of our common stock issuable upon the exercise of 92,857 warrants at an exercise price of $7.00 per share of our common stock, which warrants are beneficially owned by Springer Wealth Management LLC, of which Dr. Papastavrou is the owner of 100% of the equity securities, (iii) 92,857 shares of our common stock issuable upon conversion of 650 shares of our preferred stock, which shares of preferred stock are beneficially owned by Springer Wealth Management LLC, of which Dr. Papastavrou is the owner of 100% of the equity securities and (iv) 8,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable on or before June 4, 2013.

(15)	See clause (iii) of footnote (14).
(16)

Includes (i) 8,500 shares of our common stock issuable upon the exercise of 8,500 warrants at an exercise price of $7.00 per share of common stock and (ii) 8,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable on or before June 4, 2013.

(17)

Mr. Jacobs has indirect beneficial ownership of the shares of our common stock and our preferred stock beneficially owned by Jacobs Private Equity, LLC as a result of being the Managing Member of Jacobs Private Equity, LLC. See footnote (3). Also includes 50,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable on or before June 4, 2013.

(18)

Includes (i) 6,000 shares of our common stock issuable upon the exercise of 6,000 warrants at an exercise price of $7.00 per share of common stock and (ii) 11,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable on or before June 4, 2013.

(19)	Includes 10,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable on or before June 4, 2013.
(20)

Includes (i) 12,750 shares of our common stock issuable upon the exercise of 12,750 warrants at an exercise price of $7.00 per share of common stock and (ii) 5,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable on or before June 4, 2013.

(21)

Includes (i) 20,000 shares of our common stock issuable upon the exercise of 20,000 warrants at an exercise price of $7.00 per share of common stock and (ii) 25,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable on or before June 4, 2013.

(22)	Mr. John D. Welch served as our Chief Financial Officer until February 13, 2012, and remained employed with our company until May 11, 2012. He is not currently an executive officer of our company.
(23)

Includes (i) 2,368 shares of our common stock held through the XPO Logistics, Inc. Employee Stock Ownership Plan and (ii) 17,875 shares of our common stock issuable upon the exercise of options that were or became exercisable on or before June 4, 2012.

(24)

Includes (i) 10,090,000 shares of our common stock issuable upon the exercise of 10,090,000 warrants at an exercise price of $7.00 per share of our common stock, (ii) 10,021,429 shares of our common stock issuable upon conversion of 70,150 shares of our preferred stock, and (iii) 251,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable on or before June 4, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us, or written representations that no Forms 5 were required, we believe that during 2012, our officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our executive officer compensation programs are administered by the Compensation Committee of our Board (referred to as the “Committee” in this section). The primary purposes of the Committee are, among other things: (i) to assist our Board in fulfilling its responsibilities relating to the compensation of the Chief Executive Officer and the other executive officers of our company, (ii) to oversee the administration of our company’s compensation plans, in particular its incentive compensation and equity-based plans, and (iii) to review and make recommendations to our Board concerning director compensation. During 2012, the Committee consisted of Mr. G. Chris Andersen (chair), Mr. Adrian P. Kingshott and Mr. Oren G. Shaffer. On April 10, 2013, upon the recommendation of the Nominating and Corporate Governance Committee of our Board, the Committee was reconstituted to consist of Messrs. Andersen and Shaffer and Dr. Jason D. Papastavrou.

For the fiscal year ended December 31, 2012, our “named executive officers” or “NEOs” were: Mr. Bradley S. Jacobs, Chairman and Chief Executive Officer (who we sometimes refer to in this section as our “CEO”); Mr. M. Sean Fernandez, Chief Operating Officer; Mr. John J. Hardig, Chief Financial Officer (who we sometimes refer to in this section as our “CFO”); Mr. Gordon E. Devens, Senior Vice President, General Counsel and Secretary; Mr. Scott B. Malat, Chief Strategy Officer; and Mr. John D. Welch, our former Chief Financial Officer (who we sometimes refer to in this section as our “former CFO”). Mr. Welch served as our Chief Financial Officer until February 13, 2012 at which time Mr. Hardig became our Chief Financial Officer. Mr. Welch remained an employee of our company in a non-executive capacity until May 11, 2012.

Our leadership team is implementing our three-part strategy for growth, which is to acquire non-asset based logistics businesses; open cold-start locations; and optimize our existing operations, acquired locations and new branches. This strategy leverages our company’s strengths, including its management expertise, substantial liquidity and potential access to additional capital. In 2012, we acquired four logistics companies, opened 14 cold-starts, launched the first phase of our proprietary technology and established our national operations center in North Carolina, among other strategic accomplishments.

Philosophy and Objectives of Our Executive Compensation Program

Our philosophy on executive compensation is to align the interests of our executive management with the interests of our stockholders and to ensure that the total compensation paid to our executive officers is reasonable and competitive. The three key objectives of our executive compensation program are:

•

Align executive compensation with stockholder value. Within our overall compensation strategy, we utilize long-term equity-based compensation and annual cash incentives to align financial interests and objectives of our NEOs with those of our stockholders.

•

Attract, retain and motivate high-performing executive talent. We operate in a competitive employment environment and exceptional executive talent is essential to achieving our growth goals. The compensation offered to our NEOs is designed to attract and motivate the NEOs to maximize our performance and deliver on our long-term strategy.

•

Link pay to performance. Our compensation program is designed to provide a strong correlation between the performance of the NEOs and the compensation they receive. We accomplish this linkage by including compensation elements that reward our NEOs based on their overall performance and are heavily weighted towards equity incentives to align value earned by executives with stockholder return.

2012 Say on Pay Vote

In 2012, we sought an advisory vote from our stockholders regarding our executive compensation program. More than 99% of votes cast supported the program. The Committee considers the results of the advisory vote as it completes its annual review of the pay program and the compensation packages provided to our NEOs. Given the significant level of stockholder support, the Committee determined not to make any changes as a result of the vote. The Committee will continue to consider the outcome of our say-on-pay votes and our stockholder views when making future compensation decisions for the NEOs.

Process for Determining Executive Compensation

The total compensation package for each of our NEOs reflects assessments of individual responsibilities, contributions to corporate performance and overall company success in reaching strategic goals. Our current executive compensation program is largely based on direct negotiations that took place with our new NEOs following the Equity Investment as we hired our new executive team in 2011 and early 2012.

Role of Compensation Committee

Pursuant to its charter, the Committee is responsible for administering our company’s executive compensation program in a manner consistent with our compensation philosophy. The Committee is tasked with setting performance goals for NEOs and reviewing all other compensation and benefits for NEOs on an ongoing basis. The Committee acts independently, but works closely with our Board and the senior leadership team in making many of its decisions. To assist it in discharging its responsibilities, the Committee has retained the services of Semler Brossy, as discussed further below.

During 2012, the Committee was comprised entirely of non-employee directors, none of whom has at any time been an officer or employee of our company. Further, our Board has determined that each member of the Committee is: (i) “independent” as defined under the newly-adopted NYSE standards for independence of Compensation Committee members under the NYSE Listed Company Manual, which become effective on July 1, 2013, (ii) a non-employee director for purposes of Rule 16b-3 of the Exchange Act, and (iii) an outside director for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee met four times during 2012 and acted seven times via unanimous written consent.

Role of Management

Executive management and the Committee work together to establish, review and evaluate compensation packages and policies. Executive management provides input into the design of our pay program and, in particular, Mr. Jacobs provides recommendations as to proposed compensation actions with respect to our executive team, other than with respect to his own compensation. However, the Committee carefully and independently reviews the recommendations of management, without members of management present, before making its final determination. We believe such a process ensures that our executive compensation program effectively aligns with our compensation philosophy.

Role of Independent Compensation Consultant

The Committee directly retained Semler Brossy as its independent advisor in the third quarter of 2011, shortly following the closing of the Equity Investment. Semler Brossy has supported the Committee in: developing a formal peer group; establishing our non-employee director compensation program; reviewing the reasonableness of the compensation packages for the NEOs and our other senior officers; making a recommendation as to an appropriate additional share request under our company’s equity-based compensation plans; reviewing this Compensation Discussion and Analysis and the related tables and narratives; and general advice and support to the Compensation Committee and Committee Chair. At this time, Semler Brossy performs no work for management.

After taking into account Semler Brossy’s (i) absence of relationships with management and the members of the Committee, (ii) internal policies and (iii) other information provided, the Committee determined that Semler Brossy’s work did not raise any conflicts of interest.

Comparative Analysis

With the assistance of Semler Brossy, in early 2012, the Committee designated a formal peer group to support compensation decisions going forward. The peer group consists of companies in the logistics and distribution or trucking industries. The revenue of the peer companies generally is higher than our 2012 revenue, reflecting our anticipated growth as we execute our strategy. The peers represent most of our public competitors, so we monitor the structure of their pay programs, although the Committee does not target a specific percentile positioning against the peer group. Also, the Committee does not target a specific mix between cash and equity or short- and long-term compensation. The peer group consists of the following logistics and distribution or trucking companies:

Arkansas Best Corporation

C.H. Robinson Worldwide, Inc.

Con-way Inc.

Echo Global Logistics, Inc.

Forward Air Corporation

Hub Group, Inc.

J.B. Hunt Transport Services Inc.

Landstar System, Inc.

Old Dominion Freight Line, Inc.

Pacer International, Inc.

Park-Ohio Holdings Corp.

Roadrunner Transportation Systems, Inc.

Universal Truckload Services, Inc.

Principal Components of Compensation

Base Salary

Base salaries provide our NEOs with fixed cash compensation for service during the year, with consideration to the scope of each NEO’s responsibilities, experience and other qualifications essential to his role. The Committee generally reviews base salaries annually and adjusts salary levels when it is deemed appropriate in relation to the other elements of the executive compensation package.

2012 Compensation Decisions: Annual base salaries for our named executive officers were set in accordance with their respective employment agreements and have not been increased from the rates specified in the agreements. Annual base salary rates as of December 31, 2012 were as follows: Mr. Jacobs, $495,000; Mr. Fernandez, $475,000; Mr. Hardig, $395,000; Mr. Devens, $300,000; and Mr. Malat, $300,000. Annual base salary for Mr. Welch at the time his employment ended was $180,000.

Annual Cash Incentive Bonuses

Our annual cash incentive bonus program is designed to motivate our NEOs to meet and exceed our annual operating and financial goals. The Committee establishes the specific strategic goals for our NEOs and determines achievement against the goals. The goals were determined to be challenging and require significant performance.

Pursuant to the terms of the employment agreements, each of our NEOs, other than Mr. Jacobs and Mr. Devens, is eligible to receive an annual cash incentive bonus targeted at 100% of his annual base salary, subject to the achievement of specified performance goals as determined by the Committee. Although Mr. Jacobs is eligible to receive a performance-based annual cash incentive award beginning in fiscal year 2012, his target award is not specified in his employment agreement and is determined by the Committee in its discretion. Mr. Devens is eligible to receive an annual cash incentive bonus targeted at between 40% to 100% of his annual base salary.

2012 Compensation Decisions: In January 2012, the Committee established for each person then serving as an executive officer of the company a target annual cash incentive award for 2012 (the “2012 Cash Incentive Awards”) under the terms of our Amended and Restated 2011 Omnibus Incentive Compensation Plan (the “2011 Plan”), which was approved by our stockholders at the 2012 annual meeting of stockholders on May 31, 2012. The 2012 Cash Incentive Awards were designed to ensure that annual cash performance bonuses payable to our executive officers are not subject to tax-deductibility limitations pursuant to Section 162(m) of the Code. Pursuant to the terms of the 2012 Cash Incentive Awards, the Committee set specific annual performance goals and established an objective formula for calculating the amount of the target awards for participants. The performance goal adopted by the Committee under the 2012 Cash Incentive Awards was defined as our company’s revenue for any two consecutive quarters in fiscal 2012 exceeding our company’s revenue from the first two quarters of fiscal 2011, or $85.6 million. The following table sets forth the target awards established by the Committee under the 2012 Cash Incentive Awards, expressed as a percentage of salary and as a dollar amount, for each NEO.

NEO	Target Award (expressed as a percentage of current base salary)	Target Award (expressed as a dollar amount)
Bradley S. Jacobs	100%	$495,000
M. Sean Fernandez	100%	$475,000
Gordon E. Devens	100%	$300,000
Scott B. Malat	100%	$300,000

Mr. Hardig commenced employment as the company’s Chief Financial Officer on February 13, 2012 and was eligible to receive an annual cash performance bonus for 2012 equal to 100% of the salary he received from the company during 2012, subject to achievement of performance goals established by the Committee.

In the event that the performance goal under the 2012 Cash Incentive Awards is satisfied, the Committee is responsible to determine the bonus award payable to a participant based on the achievement of individual or organizational goals, as determined by the Committee in its sole discretion. The Committee retains absolute “negative discretion” to eliminate or reduce the amount of any award under the 2012 Cash Incentive Awards. The Committee certified that the performance target under the 2012 Cash Incentive Awards was achieved based on our revenue of $99.1 million in the first two quarters of 2012. The Committee believes the company performed well in 2012 and accomplished many but not all of its strategic objectives. Consistent with the company’s previously announced strategy, our investments in people and technology resulted in a loss, as expected, that is fundamentally important to value creation. As a result, the Committee exercised its “negative discretion” and no bonuses were paid to our NEOs under the 2012 Cash Incentive Awards, except the Committee awarded Mr. Malat a cash bonus in the amount of $300,000 under the 2012 Cash Incentive Awards to recognize his contribution during 2012 to the development and execution of our strategic plan. The Committee also determined not to pay an annual cash performance bonus to Mr. Hardig for 2012.

Additionally, the Committee approved certain cash make-whole payments that were paid to our NEOs during 2012 pursuant to the terms of their employment agreements, as well as certain discretionary cash bonuses that were paid during 2012 with respect to service rendered during 2011. Messrs. Fernandez and Hardig received cash make-whole payments of $250,000 and $225,000, respectively, to compensate them for the benefits and payments forfeited upon departure from their prior employer. Mr. Malat received a cash make-whole payment of $250,000, which represents a discretionary bonus for services rendered by Mr. Malat from his start date through December 31, 2011 and also takes into consideration the benefits and payments Mr. Malat forfeited from his prior employer. Mr. Jacobs received a discretionary cash bonus of $163,625 for services rendered from his start date through December 31, 2011. Mr. Devens received a cash payment of $135,166 that includes a discretionary cash bonus of $19,166 for services rendered by Mr. Devens from his start date through December 31, 2011, as well as relocation payments due under the terms of his employment agreement.

Long-Term Incentive Program

Our NEOs may be awarded equity at the discretion of the Committee under the 2011 Plan. Equity awards are intended to further align the interests of our NEOs with the interests of our stockholders and emphasize long-term performance.

2012 Compensation Decisions: In connection with our hiring of Messrs. Jacobs and Hardig, we made equity grants during 2012 under the 2011 Plan, including stock options, RSUs and performance-based restricted stock units (“PRSUs”). The mix of specific equity-based grants varied among the NEOs based on their respective employment agreements, each of which was individually negotiated. As described in this proxy statement under the heading “Grants of Plan-Based Awards,” the equity grants to Messrs. Jacobs and Hardig included PRSUs. These PRSUs are considered “qualified performance-based compensation” for purposes of Section 162(m) of the Code.

As specified in our NEOs’ employment agreements, the Committee approved the following equity-based awards in 2012 for our NEOs: Mr. Jacobs – 160,000 PRSUs; Mr. Hardig – 50,000 stock options, 50,000 RSUs and 85,000 PRSUs. Additionally, Mr. Malat received 23,000 stock options and 3,191 RSUs in 2012 to recognize his individual performance. The specific terms of the 2012 equity-based awards are described in this proxy statement under the heading “Grants of Plan-Based Awards.” Other than the foregoing grants made to Messrs. Jacobs, Hardig and Malat, we did not grant any equity awards to our NEOs during 2012.

The stock options and RSUs granted in 2012 generally vest in equal 20% increments each year beginning on September 2, 2012, subject to continued employment of the NEO with our company on each applicable vesting date. PRSUs generally vest on the same vesting schedule applicable to the stock options and RSUs, provided that the specified performance goal is achieved and subject to continued employment of the NEO with our company on each applicable vesting date. For PRSUs granted during 2012, the performance goal was defined as our company’s revenue for any two consecutive quarters in fiscal 2012 exceeding our company’s revenue from the first two quarters of fiscal 2011, or $85.6 million. Once the performance target is achieved, the PRSUs remain subject to continued time-based vesting as described above. The Committee certified that the performance target was achieved based on our revenue of $99.1 million in the first two quarters of 2012. These awards are described in more detail in the “Grants of Plan-Based Awards” table following this Compensation Discussion and Analysis and under the heading “Employment Agreements with Named Executive Officers”.

Equity Granting Policy

All equity grants to executive officers are approved by the Committee with a grant date determined at the time of the approval. The Committee does not target a specific time during the year to make equity grants.

Benefits

Our NEOs are provided with benefits, including participation in the XPO Logistics, Inc. 401(k) Plan and insurance benefit programs that are offered to other eligible employees. In addition, our NEOs are entitled to reimbursement of ordinary business expenses. Our NEOs are not entitled to any additional perquisites.

Other Compensation-Related Items

Employment Agreements

We entered into an employment agreement with each of our NEOs at the time of engagement. Each employment agreement has a term through September 2, 2016 and expires at the end of the term without automatic renewal. We believe that it is in the best interests of our company to enter into multi-year employment agreements with our executive officers, because the agreements provide an incentive for long-term retention, while still allowing the Committee to exercise discretion in designing incentive compensation programs. The material compensation-related terms of these agreements are discussed in the tables that follow this Compensation Discussion and Analysis and the narratives that follow such tables, and each agreement has been filed with the SEC and is available on our website or the SEC’s website.

Clawback Provisions

Each of our NEOs, in his employment agreement, is covered by a clawback provision under which the NEO may be required, upon certain triggering events, to repay all or a portion of incentive compensation that was previously paid (including proceeds from previously-exercised and vested equity awards), and to forfeit unvested equity awards. These clawback provisions are generally triggered if the NEO has engaged in fraud or other willful misconduct that contributes materially to any significant financial restatements or material loss to our company or any of our affiliates, if the NEO is terminated for Cause or in the event that the NEO breaches the restrictive covenants that are applicable under his employment agreement. To the extent that the rules to be promulgated by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act are broader than the clawback provisions contained in the employment agreements that are applicable to our NEOs, our NEOs will be subject to additional clawback provisions pursuant to such rules.

Equity Ownership Requirements

We believe that maintaining equity ownership in our company will help align our NEOs’ interests with the interests of our stockholders. Accordingly, we have structured the equity grants to our NEOs to promote ownership in our company by adopting a multi-year vesting schedule. Our company does not presently have a stock ownership policy that is applicable to our NEOs, but the Committee may adopt such a policy in the future.

Tax Considerations

We generally structure our base salary and incentive compensation programs to maximize the deductibility of compensation under Section 162(m) of the Code, from and after the time that our compensation programs become subject to Section 162(m). However, the Committee and our Board will take into consideration a multitude of factors in making executive compensation decisions and could, in certain circumstances, approve and authorize compensation that is not tax deductible.

Conclusion

The Committee believes that our compensation programs appropriately reward executive performance and align the interests of our NEOs and key employees with the long-term interests of our stockholders, while also enabling our company to attract and retain talented executives. As such, we encourage our stockholders to support our company’s advisory “say on pay” resolution, which is set forth in this proxy statement as Proposal 3. The Committee will continue to evolve and administer our compensation program in a manner that the Committee believes will be in the best interests of our stockholders.

Compensation Committee Report

The following statement made by our Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K as set forth above. Based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Compensation Committee:

G. Chris Andersen, Chair

Adrian P. Kingshott

Oren G. Shaffer

Compensation Tables

Summary Compensation Table

The following Summary Compensation Table sets forth information concerning the total compensation awarded to, earned by, or paid to our Chief Executive Officer, Chief Financial Officer, former Chief Financial Officer, and three most highly compensated executive officers, other than our Chief Executive Officer and Chief Financial Officer, for the year ended December 31, 2012. Mr. John D. Welch served as our Chief Financial Officer during 2011 and until February 13, 2012, and remained employed with our company until May 11, 2012. This Summary Compensation Table is accompanied by an “All Other Compensation” Table, a “Grants of Plan-Based Awards” Table and additional narrative discussion as necessary to assist in the understanding of the information presented in each of such tables. The share amounts and exercise prices listed in the Summary Compensation Table and the other tables that follow, as well as the footnote and narrative disclosure to such tables, reflect a four-for-one reverse split of our common stock on September 2, 2011.

Name and Principal Position	Year	Salary ($)		Bonus(1) ($)			Stock Awards(2) ($)		Option Awards(2) ($)		Non-Equity Incentive Plan Compensation(3) ($)			All Other Compensation(4) ($)			Total ($)
Bradley S. Jacobs(5) Chief Executive Officer and Chairman	2012 2011 2010	$ $	495,000 154,212 —	$	— 163,625 —	(6)	$ $	1,876,800 464,000 —		$0 1,111,998 —		— — —			$2,000 25,000 —		$ $	2,373,800 1,918,835 —
M. Sean Fernandez(7) Chief Operating Officer	2012 2011 2010	$ $	475,000 63,942 —		— — —		$	— 1,579,500 —	$	— 277,750 —		— — —		$ $	252,000 4,186 —	(8)	$ $	727,000 1,925,378 —
John J. Hardig(9) Chief Financial Officer	2012 2011 2010		$341,827 — —		— — —			$1,902,150 — —		$344,500 — —		— — —			$267,536 — —	(10)		$2,856,013 — —
Scott B. Malat(11) Chief Strategy Officer	2012 2011 2010	$ $	300,000 69,231 —		— — —		$ $	52,747 931,875 —	$ $	218,040 128,727 —		$300,000 — —	(12)	$ $	5,335 250,000 —	(13)	$ $	876,122 1,379,833 —
Gordon E. Devens(14) Senior Vice President and General Counsel	2012 2011 2010	$ $	300,000 34,615 —	$	— 19,166 —	(6)		— — —	$	— 586,250 —		— — —		$ $	118,000 4,000 —		$ $	418,000 644,031 —
John D. Welch(15) Former Chief Financial Officer	2012 2011 2010	$ $ $	69,231 168,848 130,000	$ $	— 23,700 20,000			— — —	$ $	— 387,625 27,500	$ $	— 26,300 76,000		$ $ $	276,229 3,852 2,900		$ $ $	345,460 610,325 256,400

(1)

For more information regarding payments reflected in this column, see the discussion in this proxy statement under the heading “Compensation Discussion and Analysis—Annual Cash Incentive Bonuses.” The amount paid to Mr. Jacobs for 2011 represents a discretionary cash bonus received in 2012 for services rendered in 2011. The amount paid to Mr. Devens for 2011 represents a discretionary cash bonus received in 2012 for services rendered in 2011. The amount paid to Mr. Welch for 2011 represents a discretionary bonus for his significant contributions to our company in connection with the Equity Investment.

(2)

The amounts reflected in each respective column represent the aggregate grant date fair value of the awards made during each respective year and the incremental value of any awards modified during each respective year, as computed in accordance with ASC 718. For a further discussion of the assumptions used in the calculation of the grant date fair values for each year, please see “Notes to Consolidated Financial Statements—Footnote No. 2 Basis of Presentation and Significant Accounting Policies—Stock-Based Compensation” of our company’s Annual Report on Form 10-K for the year ended December 31, 2012. For further discussion of grants made in 2012, see the accompanying “Grant of Plan-Based Awards” Table. The values reported in the columns represent the following awards granted to our NEOs during 2012: Mr. Jacobs, 160,000 PRSUs; Mr. Hardig, 50,000 stock options, 50,000 RSUs and 85,000 PRSUs; and Mr. Malat, 23,000 stock options and 3,191 RSUs. For the PRSUs, the amounts reflected in the column represent the target level of performance, which is also the maximum level of performance.

(3)

The amount reflected in this column for Mr. Malat represents a performance-based annual cash bonus award earned pursuant to our 2012 Cash Incentive Awards, which is described in more detail under the heading

“Compensation Discussion and Analysis—Annual Cash Incentive Bonuses.” The amounts reflected in this column for Mr. Welch represent performance-based annual cash bonus awards earned pursuant to our Executive Annual Bonus Plan, which is described in more detail in the narrative following the “Summary Compensation Table” below.
(4)	The components of “All Other Compensation” for 2012 are detailed below in the “All Other Compensation” Table.
(5)

Mr. Jacobs was appointed our Chief Executive Officer and Chairman of the Board on September 2, 2011. Mr. Jacobs’ annual base salary is $495,000. Mr. Jacobs did not receive any additional compensation for his services as a board member.

(6)	Represents a discretionary cash bonus received in 2012 for services rendered in 2011.
(7)	Mr. Fernandez commenced employment as our Chief Operating Officer on November 7, 2011. Mr. Fernandez’s annual base salary is $475,000.
(8)

Includes a cash make-whole payment in the amount of $250,000 paid pursuant to Mr. Fernandez’s employment agreement to compensate him for the benefits and payments forfeited upon departure from his prior employer.

(9)	Mr. Hardig commenced employment as our Chief Financial Officer on February 13, 2012. Mr. Hardig’s annual base salary is $395,000.
(10)

Includes a cash make-whole payment in the amount of $225,000 paid pursuant to Mr. Hardig’s employment agreement to compensate him for the benefits and payments forfeited upon departure from his prior employer.

(11)

Mr. Malat commenced employment as our Senior Vice President–Strategic Planning on October 20, 2011. On July 9, 2012, Mr. Malat’s title was changed to Chief Strategy Officer. Mr. Malat’s annual base salary is $300,000.

(12)	Represents a performance-based cash bonus in the amount of $300,000 paid in 2012 under the terms of the 2012 Cash Incentive Awards.
(13)

Represents a cash make-whole payment of $250,000, which reflects a discretionary bonus for services rendered by Mr. Malat from his start date through December 31, 2011 and also takes into consideration the benefits and payments Mr. Malat forfeited from his prior employer. The payment was received in 2012 for services rendered in 2011.

(14)	Mr. Devens commenced employment as our Senior Vice President and General Counsel on November 14, 2011. Mr. Devens’ annual base salary is $300,000.
(15)

Mr. John D. Welch served as our Chief Financial Officer from January 1, 2011 to February 13, 2012, and remained an employee of our company in a non-executive capacity until May 11, 2012. Prior to January 1, 2011, Mr. Welch served as our Interim Chief Financial Officer from April 19, 2010 to December 31, 2010 and as our Corporate Controller prior to that appointment. Mr. Welch’s annual base salary was $130,000 from January 1, 2011 to March 25, 2011, $160,000 from March 16, 2011 to September 1, 2011 and increased to $180,000 as of September 2, 2011 in connection with the closing of the Equity Investment.

We compensate our NEOs pursuant to the terms of their respective employment agreements, and the information reported in the Summary Compensation Table reflects the terms of such agreements. For more information about our NEOs’ employment agreements, see the discussion in this proxy statement under the heading “Employment Agreements with Named Executive Officers.” In 2012, our NEOs’ salaries and bonuses represented the following approximate percentages of their total compensation: Mr. Jacobs, 20.9%; Mr. Hardig, 12.0%; Mr. Devens, 71.8%; Mr. Fernandez, 65.3%; Mr. Malat, 34.2%; and Mr. Welch, 20.0%. Since 2012 continued to be a transition year for us and some of our new NEOs did not commence employment with us until the end of 2011 or the first quarter of 2012, we do not believe that the 2012 percentages are necessarily indicative of the proportion of salaries and bonuses as compared to total compensation of our new NEOs going forward.

In addition to a base salary, Mr. Welch was eligible for a performance-based annual bonus for fiscal years 2010 and 2011. The annual bonus is designed to motivate individual and team performance in attaining the current year’s performance goals and business objectives. Annual bonus payouts are based on the achievement of performance targets established by the Committee. Based on achievement of performance goals set by the

Committee for 2011, Mr. Welch earned an annual cash incentive bonus of $26,300. None of our NEOs were eligible to earn a performance-based annual cash bonus during 2011, because they did not commence employment until on or after the closing of the Equity Investment. No performance-based annual cash bonuses were paid to our NEOs during 2012, except the Committee awarded Mr. Malat a performance-based cash bonus in the amount of $300,000 under the terms of the 2012 Cash Incentive Awards to recognize his contribution during 2012 to the development and execution of our strategic plan. For additional details regarding the 2012 annual cash incentive bonus, see the discussion in this proxy statement under the heading “Compensation Discussion and Analysis—Annual Cash Incentive Bonuses.”

All Other Compensation Table

The following table outlines the amounts included in the “All Other Compensation” column in the Summary Compensation Table for our NEOs in 2012:

Name and Principal Position	Year	Matching Contributions to 401(k) Plan ($)(1)	Perquisites and Other Personal Benefits ($)		Total ($)
Bradley S. Jacobs	2012	$2,000	$—		$2,000
Chief Executive Officer and Chairman	2011	$—	$25,000	(2)	$25,000
	2010	$—	$—		$—
M. Sean Fernandez	2012	$2,000	$250,000	(3)	$252,000
Chief Operating Officer	2011	$—	$4,186	(4)	$4,186
	2010	$—	$—		$—
John J. Hardig	2012	$2,000	$265,536	(5)	$267,536
Chief Financial Officer	2011	$—	$—		$—
	2010	$—	$—		$—
Scott B. Malat	2012	$2,000	$3,335		$5,335
Chief Strategy Officer	2011	$—	$250,000	(6)	$250,000
	2010	$—	$—		$—
Gordon E. Devens	2012	$2,000	$116,000	(7)	$118,000
Senior Vice President and General Counsel	2011	$—	$4,000	(7)	$4,000
	2010	$—	$—		$—
John D. Welch	2012	$998	$275,231	(8)	$276,229
Former Chief Financial Officer	2011	$3,127	$725	(9)	$3,852
	2010	$1,900	$1,000		$2,900

(1)

Amounts in this column represent matching contributions made by us to our company’s 401(k) plan. Only amounts contributed directly by our NEOs are eligible for matching contributions, and our NEOs are eligible for matching contributions on the same basis as all other eligible employees of our company.

(2)	Represents reimbursement for attorney’s fees incurred in connection with the negotiation of Mr. Jacobs’ employment agreement with our company.
(3)

Includes a cash make-whole payment in the amount of $250,000 paid pursuant to Mr. Fernandez’s employment agreement to compensate him for the benefits and payments forfeited upon departure from his prior employer.

(4)

Represents reimbursement of (1) $1,746 for attorney’s fees incurred in connection with the negotiation of Mr. Fernandez’s employment agreement with our company and (2) $2,440 for COBRA premiums payable to his former employer.

(5)

Includes a cash make-whole payment in the amount of $225,000 paid pursuant to Mr. Hardig’s employment agreement to compensate him for the benefits and payments forfeited upon departure from his prior employer. Also includes payments for commuting, relocation and COBRA due under the terms of Mr. Hardig’s employment agreement.

(6)

Represents a cash make-whole payment of $250,000, which reflects a discretionary bonus for services rendered by Mr. Malat from his start date through December 31, 2011 and also takes into consideration the benefits and payments Mr. Malat forfeited from his prior employer.

(7)	Represents relocation payments due under the terms of Mr. Devens’ employment agreement.
(8)	Represents severance payment of $275,000 and a $231 payment for cell phone charges.
(9)	Represents reimbursement of $623 for cell phone charges and $102 for company-paid life insurance.

Grants of Plan-Based Awards

The following Grants of Plan-Based Awards Table accompanies the Summary Compensation Table and provides additional detail regarding grants of equity and non-equity awards under our 2011 Plan and 2012 Cash Incentive Awards as well as other compensation arrangements made during 2012:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	All Other Option Awards: Number of Securities Underlying Options(5) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6)

Name and Principal Position	Grant Date(1)	Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bradley S. Jacobs	1/5/2012	1/5/12	—	—	—	—	160,000	—	—	—	—	$1,876,800
Chief Executive	—	—	—	495,000	—	—	—	—	—	—	—	—
Officer and
Chairman
M. Sean Fernandez	—	—	—	475,000	—	—	—	—	—	—	—	—
Chief Operating
Officer
John J. Hardig	2/13/2012	2/13/2012	—	—	—	—	—	—	—	50,000	$14.09	$344,500
Chief Financial	2/13/2012	2/13/2012	—	—	—	—	85,000	—	—	—	—	$1,197,650
Officer	2/13/2012	2/13/2012	—	—	—	—	—	—	50,000	—	—	$704,500
	—	—	—	395,000	—	—	—	—	—	—	—	—
Scott B. Malat	3/5/2012	3/5/12	—	—	—	—	—	—	—	23,000	$18.07	$218,040
Chief Strategy	5/16/2012	5/16/12	—	—	—	—	—	—	3,191	—	—	$52,747
Officer	—	—	—	300,000	—	—	—	—	—	—	—	—
Gordon E. Devens	—	—	—	300,000	—	—	—	—	—	—	—	—
Senior Vice President
and General Counsel
John D. Welch	—	—	—	—	—	—	—	—	—	—	—	—
Former Chief
Financial Officer

(1)

As described in this proxy statement under the heading “Compensation Discussion and Analysis,” we granted equity awards during 2012 to three of our NEOs. We granted an equity award to Mr. Jacobs on January 5, 2012 pursuant to his employment agreement. We granted an equity award to Mr. Hardig at the time we entered into an employment agreement with him. We granted an equity award to Mr. Malat on March 5, 2012 and another equity award to Mr. Malat on May 16, 2012. All stock options, RSUs and PRSUs granted to our NEOs were granted under the 2011 Plan.

(2)	Pursuant to the 2011 Plan, in no event will the amount paid to any eligible employee pursuant to an annual cash incentive award exceed $5,000,000 per person.
(3)	Awards in these columns consist of PRSUs. The PRSUs do not have threshold or maximum amounts.
(4)	Awards in this column consist of RSUs.
(5)	Awards in this column consist of employee stock options.
(6)	Amounts represent the grant date fair value of equity awards made in 2012, as computed in accordance with ASC 718.

Since the predetermined performance goal was satisfied, the performance-based restricted stock units granted to Mr. Jacobs vest in equal annual installments of 20% each beginning on September 2, 2012 and continuing on the first, second, third and fourth anniversaries subject to Mr. Jacobs’ continued employment.

The stock options granted to Mr. Hardig vest in five equal annual installments beginning on September 2, 2012. Since the predetermined performance goal was satisfied, the performance-based restricted stock units granted to Mr. Hardig vest in equal annual installments of 20% each beginning on September 2, 2012 and continuing on the first, second, third and fourth anniversaries subject to Mr. Hardig’s continued employment. The time-based restricted stock units granted to Mr. Hardig vest in equal annual installments of 20% each beginning on September 2, 2012 and continuing on the first, second, third and fourth anniversaries subject to Mr. Hardig’s continued employment.

The stock options and RSUs granted to Mr. Malat will vest on September 2, 2016 subject to Mr. Malat’s continued employment.

The vesting of awards may, in certain instances, be accelerated upon certain events. See the discussions in this proxy statement under the headings “Compensation Discussion and Analysis” and “Employment Agreements with Named Executive Officers” for the principal terms of our NEOs’ employment agreements.

For additional information relevant to the awards that are shown in the above table (including a discussion of the performance criteria established and the actual payouts, if applicable, under such awards), please see the discussions in this proxy statement under the headings “Compensation Discussion and Analysis—Annual Cash Incentive Bonuses,” “Compensation Discussion and Analysis—Long-Term Incentive Program” and “Employment Agreements with Named Executive Officers.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards held by our NEOs as of December 31, 2012:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Bradley S. Jacobs	50,000		200,000(2)	$9.28	11/21/2021			168,000	(3)	$2,919,840
Chief Executive Officer and Chairman

M. Sean Fernandez	11,000		44,000(2)	$10.53	11/7/2021			120,000	(4)	$2,085,600
Chief Operating
Officer

John J. Hardig	10,000		40,000(2)	$14.09	2/13/2022			108,000	(5)	$1,877,040
Chief Financial
Officer

Scott B. Malat	5,000		20,000(2)	$10.65	10/21/2021			73,191	(6)	$1,272,060
Chief Strategy			23,000(7)	$18.07	3/5/2022
Officer

Gordon E. Devens	25,000		100,000(2)	$9.79	11/14/2021			—		—
Senior Vice President and General Counsel

John D. Welch	2,500			$5.92	2/7/2017
Former Chief	2,875			$3.92	1/16/2018
Financial Officer	12,500			$5.80	3/2/2020

(1)	Amounts in this column have been calculated using an assumed stock price of $17.38, the closing price of our common stock on December 31, 2012, the last business day of our fiscal year 2012.
(2)	These stock options vest in equal installments of 25% per year on each of September 2, 2013, 2014, 2015 and 2016.
(3)

Consists of (i) 40,000 RSUs, of which 10,000 will vest on each of September 2, 2013, 2014, 2015 and 2016 and (ii) 128,000 PRSUs, of which 32,000 will vest on each of September 2, 2013, 2014, 2015 and 2016, subject to continued employment by Mr. Jacobs on each vesting date. PRSUs are reflected at the target amount, because there are no threshold amounts for such PRSUs.

(4)

Consists of (i) 50,000 RSUs, of which 12,500 will vest on each of September 2, 2013, 2014, 2015 and 2016 and (ii) 70,000 PRSUs, of which 17,500 will vest on each of September 2, 2013, 2014, 2015 and 2016, subject to continued employment by Mr. Fernandez on each vesting date. PRSUs are reflected at the target amount, because there are no threshold amounts for such PRSUs.

(5)

Consists of (i) 40,000 RSUs, of which 10,000 will vest on each of September 2, 2013, 2014, 2015 and 2016 and (ii) 68,000 PRSUs, of which 17,000 will vest on each of September 2, 2013, 2014, 2015 and 2016, subject to continued employment by Mr. Hardig on each vesting date. PRSUs are reflected at the target amount, because there are no threshold amounts for such PRSUs.

(6)

Consists of (i) 56,000 RSUs, of which 14,000 will vest on each of September 2, 2013, 2014, 2015 and 2016; (ii) 3,191 RSUs which vest in full on September 2, 2016; and (iii) 14,000 PRSUs, of which 3,500 will vest on each of September 2, 2013, 2014, 2015 and 2016, subject to continued employment by Mr. Malat on each vesting date. PRSUs are reflected at the target amount, because there are no threshold amounts for such PRSUs.

(7)	These stock options vest in full on September 2, 2016.

Options Exercised and Stock Vested

The following table sets for the stock options that were exercised by our NEOs and the restricted stock units that vested for our NEOs during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bradley S. Jacobs	—	—	42,000	596,820
M. Sean Fernandez	—	—	30,000	426,300
John J. Hardig	—	—	27,000	383,670
Scott B. Malat	—	—	17,500	248,675
Gordon E. Devens	—	—	—	—
John D. Welch	—	—	—	—

There were no stock option exercises by our NEOs during 2012. There were no stock option exercises or stock-based awards vesting after December 31, 2012 through the date of this proxy statement.

Estimated Executive Benefits and Payments Upon Termination or Change of Control

The following table reflects the amounts of compensation that would be due to each of our NEOs (other than Mr. Welch) pursuant to their respective employment agreements upon termination without Cause, termination for Good Reason, termination with cause, voluntary termination without Good Reason, a change of control, termination following a change of control and, in the event of a termination due to disability or death of the executive, as if each such event had occurred on December 31, 2012. For a discussion of the terms of each of our NEO’s employment agreements as in effect on December 31, 2012, please see the discussion in this proxy statement under the heading “Employment Agreements with Named Executive Officers.” The amounts shown below are estimates of the payments that each NEO (other than Mr. Welch) would receive in certain instances. The actual amounts payable will only be determined upon the actual occurrence of any such event. The amounts shown for Mr. Welch are based on the amounts actually paid to Mr. Welch in connection with his separation from our company on February 13, 2012 as the Company’s Chief Financial Officer. Mr. Welch continued to work with the Company in a non-executive role until May 11, 2012. For a discussion of the relevant terms of Mr. Welch’s employment agreement, as in effect on February 13, 2012, please see the discussion in this proxy statement under the heading “Employment Agreements with Named Executive Officers.”

Event	Bradley S. Jacobs	M. Sean Fernandez	John J. Hardig	Scott B. Malat	Gordon E. Devens	John D. Welch(1)
Termination without Cause or for Good Reason:
Cash severance(2)(3)	$990,000	$950,000	$900,000	$300,000	$300,000	—
RSUs	$57,145	$71,432	$57,145	$80,000	—	—
PRSUs	$182,855	$99,987	$97,137	$20,004	—	—
Options	$133,148	$24,770	$10,818	$11,064	$62,382
Acceleration of equity-based awards(4)	$373,148	$196,189	$165,100	$111,064	$62,382	—
Continuation of medical / welfare benefits (5)	$6,586	$6,586	$5,320	$6,586	$6,586	—
Other(6)	—	—	—	—	—	—
Total	$1,369,734	$1,152,775	$1,070,420	$417,655	$368,968	—
Termination without Cause or for Good Reason, Fully Extended Non-Compete (6) :
Cash severance(2)(3)	$1,980,000	$1,900,000	$1,800,000	$900,000	$900,000	—
RSUs	$57,145	$71,432	$57,145	$80,000	$—	—
PRSUs	$182,855	$99,987	$97,137	$20,004	$—	—
Options	$133,148	$24,770	$10,818	$11,064	$62,382
Acceleration of equity-based awards(4)	$373,148	$196,189	$165,100	$111,064	$62,382	—
Continuation of medical / welfare benefits (5)	$6,586	$6,586	$5,320	$6,586	$6,586	—
Other	—	—	—	—	—	—
Total	$2,359,734	$2,102,775	$1,970,420	$1,017,655	$968,968	—
Termination for Cause or Voluntary Termination without Good Reason:
Cash severance	—	—	—	—	—	—
Acceleration of equity-based awards	—	—	—	—	—	—
Continuation of medical / welfare benefits	—	—	—	—	—	—
Total	—	—	—	—	—	—
Disability:
Cash severance(2)(7)	$990,000	$950,000	$900,000	$300,000	$300,000	—
Acceleration of equity-based awards(4)	$4,539,840	$2,387,000	$2,008,640	$1,351,200	$759,000	—
Continuation of medical / welfare benefits (5)	$6,586	$6,586	$5,320	$6,586	$6,586	—
Total	$5,536,426	$3,343,586	$2,913,960	$1,657,786	$1,065,586	—
Death:
Cash severance(2)	$990,000	$950,000	$900,000	$300,000	$300,000	—
Acceleration of equity-based awards(4)	$4,539,840	$2,387,000	$2,008,640	$1,351,200	$759,000	—
Continuation of medical / welfare benefits (5)	—	—	—	—	—	—
Total	$5,529,840	$3,337,000	$2,908,640	$1,651,200	$1,059,000	—
Change in Control and No Termination:
Cash severance(2)	—	—	—	—	—	—
Acceleration of equity-based awards(4)	$4,539,840	$2,387,000	$2,008,640	$1,351,200	$759,000	—
Continuation of medical / welfare benefits (5)	—	—	—	—	—	—
Total	$4,539,840	$2,387,000	$2,008,640	$1,351,200	$759,000	—
Change in Control and Termination without Cause or for Good Reason:
Cash severance(2)	$2,970,000	$2,850,000	$2,700,000	$1,800,000	$900,000	$275,000
Acceleration of equity-based awards(4)	$4,539,840	$2,387,000	$2,008,640	$1,351,200	$759,000	$—
Continuation of medical / welfare benefits (5)	$19,758	$19,758	$15,960	$19,758	$19,758	$—
Other	—	—	—	—	—	$—
Total	$7,529,598	$5,256,758	$4,724,600	$3,170,958	$1,678,758	$275,000
Change in Control and Termination without Cause or for Good Reason, Fully Extended Non-Compete(6):
Cash severance(2)	$3,960,000	$3,800,000	$3,600,000	$2,400,000	$1,500,000	—
Acceleration of equity-based awards(4)	$4,539,840	$2,387,000	$2,008,640	$1,351,200	$759,000	—
Continuation of medical / welfare benefits (5)	$19,758	$19,758	$15,960	$19,758	$19,758	—
Other	—	—	—	—	—	—
Total	$8,519,598	$6,206,758	$5,624,600	$3,770,958	$2,278,758	—

(1)	Amounts shown in this column include a cash severance payment.

(2)	Amounts shown do not include any payments for accrued and unpaid salary, bonuses or vacation.
(3)

In the event of a termination by our company without Cause or by any NEO for Good Reason prior to a change of control, cash severance payable to the NEO (other than Mr. Malat) will be reduced, dollar for dollar, by other income earned by such NEO.

(4)

Amounts shown were calculated using the fair market value of unvested restricted stock units and the in-the-money value of unvested options based upon a stock price of $17.38 per share, our company’s stock price as of December 31, 2012. The amounts shown for PRSUs have been estimated based on target levels. Although the PRSUs would no longer be subject to a continued service requirement upon the occurrence of the specified termination event, in the event of a termination by our company without Cause or by the NEO for Good Reason, the shares or cash subject to such awards would not be received by the NEO until the completion of the associated performance period based on our company’s actual performance.

(5)

The amounts of continued health and welfare benefits shown in the table (i) have been calculated based upon our current actual costs of providing the benefits and (ii) have not been discounted for the time value of money. Our current annual cost of providing health and welfare benefits to each of our eligible NEOs is as follows: Mr. Jacobs, $6,586; Mr. Hardig, $5,320; Mr. Devens, $6,586; Mr. Fernandez, $6,586; Mr. Malat, $6,586; and Mr. Welch, $2,280. In the case of our NEOs, in the event of a termination without Cause or for Good Reason prior to a Change of Control, continued medical and welfare benefits will cease when the NEO commences employment with a new employer.

(6)

In the event of a termination by our company without Cause or by any NEO for Good Reason (either prior to or following a Change of Control), our company has the right to extend the period during which such NEO is bound by the non-competition covenant in his 2011 Employment Agreement (as defined below in the “Employment Agreements with Named Executive Officers” section) for up to two additional years. During the period the non-compete is extended, the NEO would be entitled to receive cash compensation equal to his monthly base salary as in effect on the date his employment terminated. Amounts included in the respective columns assume that the NEO will not be permitted to compete with our company for three years following his termination without Cause or for Good Reason.

(7)

Cash severance payable to each of our NEOs in the event of a termination due to disability will be reduced, dollar for dollar, by any income or salary continuation paid to the NEO under any company plan or policy, except for Mr. Devens.

Each 2011 Employment Agreement, which is described in detail in this proxy statement under the heading “Employment Agreements with Named Executive Officers,” generally provides that, in the event of a termination without Cause, for Good Reason or due to death or disability, cash severance payments and continued benefits will be made ratably over the two-year period (one-year period for Messrs. Devens and Malat) following the executive’s termination (subject to any delays required pursuant to Section 409A of the Code). Generally, in the event of a termination in connection with a Change of Control, cash severance payments will be made in one lump sum (subject to any delays required pursuant to Section 409A of the Code). In addition, in the event of a termination without Cause or Good Reason, our NEOs will vest in a portion of their equity-based awards that were scheduled to vest on the next vesting date based on the number of days each NEO was employed during the period applicable to the current tranche, provided that performance-based restricted stock units will be subject to the achievement of any applicable performance goals. All equity-based awards granted to our NEOs will accelerate vesting in the event of a termination due to disability or death or upon a Change of Control. Other than in the event of the NEO’s death or disability, the severance payments set forth in the table are generally subject to and conditioned upon the NEO signing an irrevocable waiver and release and continued compliance with certain restrictive covenants.

For more information regarding the payments and benefits to which our NEOs are entitled upon certain termination events or upon a Change of Control, see the discussion in this proxy statement under the heading “Employment Agreements with Named Executive Officers.”

Employment Agreements with Named Executive Officers

In 2011, we entered into employment agreements with each of Messrs. Jacobs, Devens, Fernandez and Malat, which are generally similar to one another, but contain some distinctions as a result of arm’s-length negotiations with each NEO (each, a “2011 Employment Agreement”). Although the Company entered into an employment agreement with Mr. Hardig effective February 3, 2012, for purposes of this proxy statement and due to the similarities with the other NEO employment agreements, Mr. Hardig’s employment agreement is also considered a 2011 Employment Agreement. In connection with the Equity Investment, we also entered into an amendment to the existing employment agreement with Mr. Welch, dated as of July 18, 2011. The principal terms of the 2011 Employment Agreements and the amended employment agreement with Mr. Welch, each as in effect on December 31, 2012, are described below. Mr. Welch’s amended employment agreement terminated upon his resignation for Good Reason on May 11, 2012. The material terms relevant to Mr. Welch’s resignation are also described below.

2011 Employment Agreements

Term. Each 2011 Employment Agreement generally provides for the NEO’s employment from his start date until September 2, 2016. Our NEOs’ start dates are as follows: Mr. Jacobs, September 2, 2011; Mr. Hardig, February 13, 2012; Mr. Devens, November 14, 2011; Mr. Fernandez, November 7, 2011; and Mr. Malat, October 20, 2011. If a Change of Control (as defined in the Amended and Restated 2011 Omnibus Incentive Compensation Plan) occurs prior to September 2, 2016, the term of Mr. Jacobs’ 2011 Employment Agreement will expire on the later of September 2, 2016 and the second anniversary of such Change of Control.

Salary, Annual Incentive Bonus and Make-Whole Payments. The 2011 Employment Agreements provide the annual base salary and target annual bonus amount for each NEO as set forth in the table below. The target annual bonus listed in the table below relates to fiscal years beginning in 2012.

2011 EMPLOYMENT AGREEMENT ANNUAL BASE SALARY AND TARGET ANNUAL BONUS

Named Executive Officer	Annual Salary	Target Annual Bonus
Mr. Bradley S. Jacobs	$495,000	To be determined by the Compensation Committee
Mr. M. Sean Fernandez	$475,000	100% of base salary
Mr. John J. Hardig	$395,000	100% of base salary
Mr. Scott B. Malat	$300,000	100% of base salary
Mr. Gordon E. Devens	$300,000	Between 40% and 100% of base salary

Mr. Hardig was granted a $225,000 cash make-whole payment under the terms of his 2011 Employment Agreement in order to compensate him for benefits and payments that he forfeited when he ceased employment with his former employer. Mr. Hardig’s make-whole payment was paid on March 9, 2012. Mr. Fernandez was granted a $250,000 cash make-whole payment under the terms of his 2011 Employment Agreement in order to compensate him for benefits and payments that he forfeited when he ceased employment with his former employer. Mr. Fernandez’s make-whole payment was paid on March 9, 2012. Mr. Malat received a cash make-whole payment of $250,000, which represents a discretionary bonus for services rendered by Mr. Malat from his start date through December 31, 2011 and also takes into consideration the benefits and payments Mr. Malat forfeited from his prior employer. Mr. Malat’s make-whole payment was paid on March 9, 2012.

Initial Equity Incentive Awards. On November 21, 2011, with respect to Mr. Jacobs, and on each other NEO’s start date, pursuant to the 2011 Employment Agreements, the Committee granted the following awards:

•	Mr. Jacobs, 250,000 stock options and 50,000 RSUs;

•	Mr. Fernandez, 55,000 stock options, 55,000 RSUs and 95,000 PRSUs;

•	Mr. Hardig, 50,000 stock options, 50,000 RSUs and 85,000 PRSUs;

•	Mr. Malat, 25,000 stock options, 70,000 RSUs and 17,500 PRSUs; and

•	Mr. Devens, 125,000 stock options.

In January 2012, the Committee granted, pursuant to his 2011 Employment Agreement, 160,000 PRSUs to Mr. Jacobs.

The awards were made under the 2011 Plan and are subject to the terms of such plan. The RSUs and options vest, subject to the NEO’s continued employment by our company on each vesting date, in five equal annual installments (other than Mr. Fernandez’s RSUs) beginning on September 2, 2012 and on each of the following four anniversaries. With regard to Mr. Fernandez’s RSUs, 5,000 vested on the first vesting date and 12,500 will vest on each of the following four vesting dates, subject to Mr. Fernandez’s continued employment. PRSUs vest, subject to the achievement of performance goals determined by the Committee and the NEO’s continued employment on each vesting date, in five equal annual installments (other than Mr. Fernandez’s PRSUs)

beginning on September 2, 2012 and on each of the following four anniversaries. With regard to Mr. Fernandez’s PRSUs, 25,000 vested on the first vesting date and 17,500 will vest on each of the following four vesting dates, in each case, subject to the achievement of performance goals as determined by the Committee and Mr. Fernandez’s continued employment. For additional details regarding the performance goals applicable to the PRSUs, see the discussion under the heading “Compensation Discussion and Analysis–Long-Term Incentive Program.”

Pursuant to his 2011 Employment Agreement, any shares of our common stock issued to Mr. Jacobs upon exercise or vesting of any award granted under his 2011 Employment Agreement will be subject to a lock-up until the earliest of the first anniversary of the issuance of such shares, a Change of Control and termination of Mr. Jacobs’ employment for any reason.

Benefits and Business Expense Reimbursement. Under the 2011 Employment Agreements, each of our NEOs is eligible to participate in our benefit plans and programs that are generally available to other members of our senior executive team and is eligible for reimbursement of all reasonable and necessary business expenses incurred in the performance of his duties during the term of his 2011 Employment Agreement.

Relocation and Housing Assistance. Pursuant to the 2011 Employment Agreements of Messrs. Devens and Hardig, the company provided the NEOs with relocation and housing assistance. Mr. Devens was eligible for an aggregate of $120,000 in relocation and housing assistance. Mr. Hardig is eligible to receive (i) reimbursement for commuting expenses up to $2,500 per month until he relocates his household and (ii) an aggregate of $20,000 in additional relocation and housing assistance.

Termination Events. Each 2011 Employment Agreement provides that we may terminate the NEO’s employment during the term with or without Cause (as defined in the respective 2011 Employment Agreement) and the NEO may terminate his employment with or without Good Reason (as defined in the respective 2011 Employment Agreement). Other than in the event of the NEO’s death or disability, the severance payments described below are subject to and conditioned upon the NEO (1) signing an irrevocable waiver and general release and (2) complying with the restrictive covenants contained in his 2011 Employment Agreement (as described below).

In the event that any of our NEOs dies or becomes disabled during the term of his employment agreement, or if we terminate the NEO’s employment without Cause, or if he resigns for Good Reason (i) as it relates to Messrs. Jacobs, Hardig and Fernandez, either prior to a Change of Control (as defined in the 2011 Omnibus Incentive Compensation Plan) or more than two years following a Change of Control, or (ii) as it relates to Messrs. Devens and Malat, either prior to a Change of Control or more than one year following a Change of Control, such NEO will be entitled to:

•	accrued and unpaid salary, bonus and vacation benefits;

•

two years’ base salary (for Messrs. Jacobs, Fernandez and Hardig) or one year’s base salary (for Messrs. Devens and Malat), at the level in effect on the date of termination, which will be paid in equal installments over the 24 or 12 months, respectively, following the date of termination (subject to any delay required by Section 409A of the Code), which generally will be reduced, dollar-for-dollar, by other earned income; and

•	medical and dental coverage for a period of 12 months from the date of termination, or, if earlier, until the NEO secures other employment.

If the NEO’s employment is terminated during the term of his 2011 Employment Agreement as a result of death or disability, all of his unvested equity-based awards will automatically vest. In the event the NEO’s employment is terminated either by our company without Cause or by him for Good Reason during the term of his 2011 Employment Agreement, a prorated portion of any unvested equity-based awards scheduled to vest on the next vesting date will vest (in the case of the PRSUs, subject to achievement of applicable performance goals), and the balance of any such equity-based awards will be forfeited upon the date of termination. If the NEO’s employment is terminated by our company for Cause or he voluntarily resigns without Good Reason during the term of his 2011 Employment Agreement, he will forfeit any unvested equity-based awards.

“Cause,” for purposes of the 2011 Employment Agreements, generally means the NEO’s:

•	willful misconduct or gross negligence in the performance of his duties;

•	commission of any fraud, embezzlement, theft or any act of material dishonesty that is injurious to our company, or any deliberate misappropriation of money or other assets of our company;

•	material breach of any term of his 2011 Employment Agreement or any agreement governing any equity-based awards or material breach of his fiduciary duties;

•	any willful act, or failure to act, in bad faith to the material detriment of our company;

•	willful failure to cooperate in good faith with a governmental or internal investigation if his cooperation is requested; and

•	conviction of, or plea of nolo contendere to, a felony or any serious crime;

provided that, in cases where cure is possible, the NEO has a cure period of 15 days (with the exception of Mr. Jacobs, whose cure period is 30 days) before he can be terminated for Cause. Our NEOs are also generally subject to certain retroactive Cause provisions.

“Good Reason,” for purposes of the 2011 Employment Agreements, generally means, without first obtaining the NEO’s written consent:

•

with regard to each NEO, our material breach of the terms of his 2011 Employment Agreement or a reduction in the base salary or, only with regard to Messrs. Jacobs and Hardig, a reduction in the amount of paid vacation to which the NEO is entitled or his fringe benefits or perquisites;

•

(i) with regard to Mr. Jacobs, he fails to continue as our Chief Executive Officer; (ii) with regard to Messrs. Devens, Fernandez or Malat, we assign him to a position that is substantially inconsistent with his professional skills and experience level as of his start date; or (iii) with regard to Mr. Hardig, we diminish his duties or responsibilities in a material and negative manner;

•	with regard to Messrs. Jacobs, Hardig and Malat, we require the NEO to be based in a location that is more than 50 miles from his initial work location; and

•	with regard to Mr. Devens, we require the NEO to report to someone other than the Chief Executive Officer.

In each case, the NEO’s Good Reason right is subject to our company’s 30-day cure period.

Change of Control. Each 2011 Employment Agreement provides that, upon the occurrence of a Change of Control while the NEO is still employed by our company, all outstanding equity-based awards held by the NEO will automatically vest. In addition, with respect to Messrs. Jacobs, Hardig, Devens and Malat, if the NEO’s employment is terminated without Cause within six months prior to, and in anticipation of, a Change of Control, then, all outstanding equity-awards held by the NEO immediately prior to such termination will be deemed to have vested as of such date of termination. In the event that, within a specified period following a Change of Control, Messrs. Jacobs’, Hardig’s, Devens’, Fernandez’s or Malat’s employment is terminated by our company without Cause or such NEO resigns for Good Reason, he will receive:

•	accrued and unpaid salary, bonus and vacation benefits;

•

(i) a lump-sum cash payment equal to three times the sum of his annual base salary and target annual bonus (which, with regard to Mr. Jacobs, will be no less than 100% of his base salary), or (ii) with regards to Mr. Devens, a lump-sum cash payment equal to three times the sum of his annual base salary, each at the level in effect on the date of termination (subject to any delay required by Section 409A of the Code);

•	medical and dental coverage for a period of 36 months from the date of termination.

In order for Messrs. Jacobs, Hardig, Fernandez, Devens or Malat to receive the enhanced Change of Control severance payments and benefits described above, their employment would have to terminate within two years (one year for Messrs. Devens and Malat) following the Change of Control. In the event that any amounts payable to Messrs. Jacobs or Hardig in connection with a Change of Control constitute “parachute payments” within the meaning of Section 280G of the Code, then any such amounts will be reduced to avoid triggering the excise tax imposed by Section 4999 of the Code, if it would be more favorable to Messrs. Jacobs or Hardig on a net after-tax basis. None of our NEOs is entitled to a gross-up payment for excise taxes imposed by Section 4999 of the Code on “excess parachute payments,” as defined in Section 280G of the Code.

Clawbacks. Under the 2011 Employment Agreement, each of our NEOs is subject to equity and annual bonus clawback provisions in the event of (1) a breach of the restrictive covenants (with the exception of a violation of the non-disparagement covenant by Messrs. Jacobs or Hardig), (2) termination of his employment by our company for Cause or (3) any significant financial restatement or material loss to our company to which he has materially contributed due to fraud or willful misconduct. If any such event occurs, we generally may terminate or cancel any awards granted to such NEO by our company (whether vested or unvested), and require him to forfeit or remit to our company any amount payable (or the net after-tax amount paid or received by such NEO) in respect of any such awards. With respect to Messrs. Jacobs and Hardig, this clawback is limited to any shares (or the equivalent value in cash) required to be held by such NEO pursuant to any stock ownership guidelines that we may put in place, subject to a maximum of four times his base salary, as in effect on the date of termination. Furthermore, under the 2011 Employment Agreement, in the event that a NEO engages in fraud or other willful misconduct that contributes materially to any significant financial restatement or material loss to our company, our company may generally require such NEO to repay any annual bonus (net of any taxes paid by him) previously paid to him, cancel any earned but unpaid annual bonus or adjust any future compensation such that he will only retain the amount that would have been payable to him after giving effect to the financial restatement or material loss. In addition, in the event that the NEO breaches any restrictive covenant, such NEO will be required, upon written notice from us, to forfeit or repay to our company his severance payments. In certain circumstances, the breach or fraudulent conduct must have occurred within a certain period in order for us to be able to clawback the equity-based awards, annual bonus or severance payments.

Restrictive Covenants. Under the 2011 Employment Agreement, each of our NEOs is generally subject to the following restrictive covenants: employee and customer non-solicitation during his employment and for a period of three years thereafter; confidentiality and non-disparagement during his employment and thereafter; and non-competition during his employment and for a period of one year following termination by our company without Cause or by the NEO for Good Reason, for a period of one year following the expiration of the term of Mr. Hardig’s 2011 Employment Agreement and for a period of three years following any other type of termination. In addition, we have the option to extend the non-competition period for up to two additional years following a termination by our company without Cause or by the NEO for Good Reason, provided that we continue to pay the NEO’s base salary as in effect on the date of termination during the extended non-competition period. In addition, each of Messrs. Jacobs, Hardig, Devens and Fernandez has a mutual non-disparagement clause.

Mr. Welch’s Resignation for Good Reason

Mr. John D. Welch’s amended employment agreement (the “J. Welch Employment Agreement”) provided for his continued employment until September 2, 2014, unless terminated earlier. Although Mr. Welch ceased being our Chief Financial Officer as of February 13, 2012, his employment continued to be governed by the terms of his amended employment agreement. The J. Welch Employment Agreement provided that Mr. Welch will receive an annual base salary of $180,000 and a target annual incentive bonus as determined by the Committee.

Pursuant to the J. Welch Employment Agreement, unvested options granted prior to June 13, 2011 and held by Mr. Welch as of the closing of the Equity Investment vested and became immediately exercisable on September 2, 2011. In addition, up to 1,250 shares of our common stock that may be issued to Mr. Welch upon exercise of any options that were granted to him prior to June 13, 2011 were subject to a lock-up until September 2, 2012.

Under the J. Welch Employment Agreement, if Mr. Welch’s employment was terminated by our company without Cause (as defined in the J. Welch Employment Agreement), or if he resigned for Good Reason (as defined in the J. Welch Employment Agreement) within one year following a Change in Control (as defined in the J. Welch Employment Agreement), such as the Equity Investment, then Mr. Welch could receive:

•

a lump-sum cash payment equal to the sum of (a) one year’s base salary and (b) the greater of (1) his performance-based bonus payments for the year preceding the date of termination and (2) his average annual performance-based bonus during the two years immediately preceding the termination; and

•

one year of continued benefits for Mr. Welch and his dependents under all health, dental, disability, accident and life insurance plans or arrangements in which he or his dependents were participating immediately prior to the date of his termination.

Mr. Welch became entitled to resign for Good Reason when Mr. John J. Hardig replaced him as our Chief Financial Officer on February 13, 2012. Mr. Welch informed us that he intended to exercise his Good Reason rights. Accordingly, Mr. Welch’s employment with our company terminated on May 11, 2012, a mutually agreeable date, and he received the payments and benefits described above.

Under the J. Welch Employment Agreement, if Mr. Welch’s employment was terminated due to death or by our company for Cause, he would have been entitled to payment of base salary through the date of death or termination of employment. If his employment was terminated due to disability, he would have been able to continue to receive his base salary for 90 days from the date on which the disability was deemed to have occurred. If, prior to a Change in Control, Mr. Welch’s employment was terminated by our company other than for Cause, he would have been able to continue to receive his base salary for the one-year period following such termination.

Mr. Welch is subject to certain restrictive covenants regarding competition, solicitation, interference, confidentiality and disparagement pursuant to the terms of the J. Welch Employment Agreement. The non-competition, customer non-solicitation and non-interference covenants apply during his employment and for the three-year period following the termination of his employment, the employee non-solicitation covenant applies during his employment and for the five-year period following the termination of his employment and the confidentiality and non-disparagement covenants apply during his employment and at all times thereafter.

Pursuant to the J. Welch Employment Agreement, Mr. Welch received a grant of options to purchase 43,750 shares of company common stock on July 22, 2011, with an exercise price per share of $16.92, the closing price per share of company common stock on such date, adjusted to reflect our four-for-one reverse stock split that occurred in September 2011. The stock options were granted under our Amended and Restated 2001 Stock Option Plan and are generally subject to the terms of such plan. The options would have vested, subject to Mr. Welch’s continued employment with our company, in three equal annual installments beginning on September 2, 2012 and each of the following two anniversaries. All such stock options were forfeited upon termination of Mr. Welch’s employment on May 11, 2012.

The following definitions apply to the amended employment agreement with Mr. Welch.

“Cause”, for purposes of the amended employment agreement, generally means:

•

material violation of any of the provisions of his employment agreement, or the rules, policies, and/or procedures of our company, or commission of any material act of fraud, misappropriation, breach of fiduciary duty or theft against or from our company;

•

violation of any law, rule or regulation of a governmental authority or regulatory body with jurisdiction over our company or him relative to his conduct in connection with our company’s business or its securities; or

•	conviction of a felony under federal or state laws.

“Good Reason”, for purposes of the amended employment agreement, will exist if, without the executive officer’s express written consent, our company:

•	assigns him duties of a non-executive nature or for which he is not reasonably equipped by his skills and experience or when we replaced him as Chief Financial Officer;

•	reduces his salary, or materially reduces the amount of paid vacations to which he is entitled, or his fringe benefits and perquisites;

•

requires him to relocate his principal business office or his principal place of residence greater than 50 miles outside of St. Joseph, Michigan, or assigns him duties that would reasonably require such relocation;

•	requires him or assigns him duties that would reasonably require him to spend more than 60 normal working days away from the St. Joseph, Michigan area during any consecutive 12-month period;

•

fails to provide office facilities, secretarial services and other administrative services to him, which are substantially equivalent to the facilities and services provided to him on the date he entered into the employment agreement; or

•

terminates incentive plans and benefit plans or arrangements, or reduces or limits his participation therein relative to the level of participation of other executives of similar rank, to such an extent as to materially reduce the aggregate value of his incentive compensation and benefits below their aggregate value as of the date the he entered into the employment agreement.

In each case, Mr. Welch’s Good Reason right was subject to our company’s 30-day cure period.

AUDIT-RELATED MATTERS

Report of the Audit Committee

The following statement made by our Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.

The Audit Committee consists of Dr. Papastavrou (Chair), Mr. Jesselson and Mr. Kingshott.

The Board has determined that each current member of the Audit Committee has the requisite independence and other qualifications for audit committee membership under Securities and Exchange Commission rules, the listing standards of NYSE, our Audit Committee Charter, and the independence standards set forth in the XPO Logistics, Inc. Corporate Governance Guidelines. The Board has also determined that Dr. Papastavrou is an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended. As more fully described below, in carrying out its responsibilities, the Audit Committee relies on management and XPO’s independent registered public accounting firm (the “outside auditors”). The Audit Committee members are not professionally engaged in the practice of accounting or auditing. The Audit Committee operates under a written charter that is reviewed annually and is available at www.xpologistics.com.

In accordance with our charter, the Audit Committee assists the Board in fulfilling its responsibilities in a number of areas. These responsibilities include, among others, oversight of (i) XPO’s accounting and financial reporting processes, including XPO’s systems of internal controls and disclosure controls, (ii) the integrity of XPO’s financial statements, (iii) XPO’s compliance with legal and regulatory requirements, (iv) the qualifications and independence of XPO’s outside auditors and (v) the performance of XPO’s outside auditors and internal audit function. Management is responsible for XPO’s financial statements and the financial reporting process, including the system of internal control over financial reporting. XPO’s outside auditors, KPMG LLP (“KPMG”), are accountable to us and are responsible for expressing an opinion as to whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of XPO in conformity with generally accepted accounting principles in the United States. We are solely responsible for selecting and reviewing the performance of XPO’s outside auditors and, if we deem appropriate in our sole discretion, terminating and replacing the outside auditors. We also are responsible for reviewing and approving the terms of the annual engagement of XPO’s outside auditors, including the scope of audit and non-audit services to be provided by the outside auditors and the fees to be paid for such services, and discussing with the outside auditors any relationships or services that may impact the objectivity and independence of the outside auditors.

In fulfilling our oversight role, we met and held discussions, both together and separately, with the company’s management and KPMG. Management advised us that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we reviewed and discussed the consolidated financial statements and key accounting and reporting issues with management and KPMG, both together and separately, in advance of the public release of operating results and filing of annual or quarterly reports with the Securities and Exchange Commission (“SEC”). We discussed with KPMG matters deemed significant by KPMG, including those matters required to be discussed pursuant to Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, and reviewed a letter from KPMG disclosing such matters.

KPMG also provided us with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the outside auditors’ communications with the Audit Committee concerning independence, and we discussed with KPMG matters relating to their independence and considered whether their provision of certain non-audit services is compatible with maintaining their independence. In the letter, KPMG confirmed its independence, and we determined that KPMG’s provision of non-audit services to XPO is compatible with maintaining its independence. We also reviewed a report by KPMG describing the firm’s internal quality-control procedures and any material issues raised in the most recent internal quality-control review or external peer review or inspection performed by the Public Company Accounting Oversight Board.

Based on our review with management and KPMG of XPO’s audited consolidated financial statements and KPMG’s report on such financial statements, and based on the discussions and written disclosures described above and our business judgment, we recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in XPO’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

Audit Committee:

Jason D. Papastavrou, Chair

Michael G. Jesselson

Adrian P. Kingshott

Statement Regarding Change of Independent Registered Public Accounting Firms

On June 20, 2011, the Audit Committee of our Board approved the dismissal of Pender Newkirk & Company LLP (“Pender Newkirk”) as our independent registered public accounting firm. Pender Newkirk’s reports on our consolidated financial statements for the years ended December 31, 2010 and 2009 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During our two most recent fiscal years and the subsequent interim period preceding Pender Newkirk’s dismissal, there were: (i) no “disagreements” (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K) with Pender Newkirk on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Pender Newkirk, would have caused it to make reference to the subject matter of the disagreements in its reports on our consolidated financial statements; and (ii) no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

As required by SEC rules, we previously disclosed this information on a Current Report on Form 8-K filed with the SEC on June 22, 2011 (the “Form 8-K”). We provided Pender Newkirk with a copy of the Form 8-K prior to its filing with the SEC and requested Pender Newkirk to furnish to us a letter addressed to the SEC stating that it agrees with the statements made above. A copy of Pender Newkirk’s letter dated June 20, 2011 is attached as an exhibit to the Form 8-K.

On June 20, 2011, the Audit Committee approved the engagement of KPMG as our independent registered public accounting firm for the fiscal year ended December 31, 2011, and to perform audits of our financial statements for the years ended December 31, 2010 and 2009.

During our two most recent fiscal years and the subsequent interim period preceding KPMG’s engagement, neither we nor anyone on our behalf consulted KPMG regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and no written report or oral advice was provided to us that KPMG concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” or “reportable event” (as such terms are defined in Item 304(a)(1)(iv) of Regulation S-K and Item 304(a)(1)(v), respectively).

In approving the appointment of KPMG as our independent registered public accounting firm, the Audit Committee considered any services previously provided by KPMG and concluded that such services would not adversely affect the independence of KPMG.

Policy Regarding Pre-Approval of Services Provided by the Outside Auditors

The Audit Committee’s charter requires review and pre-approval by the Audit Committee of all audit services provided by our outside auditors and, subject to the de minimis exception under applicable SEC rules, all permissible non-audit services provided by our outside auditors. The Audit Committee has delegated to its chair the authority to approve, within guidelines and limits established by the Audit Committee, specific services to be provided by our outside auditors and the fees to be paid. Any such approval must be reported to the Audit Committee at the next scheduled meeting. As required by Section 10A of the Exchange Act, the Audit Committee pre-approved all audit and non-audit services provided by our outside auditors during 2011 and 2012, and the fees paid for such services.

Services Provided by the Outside Auditors

As described above, the Audit Committee is responsible for the appointment, compensation, oversight, evaluation and termination of our outside auditors. Accordingly, the Audit Committee retained KPMG to serve as our independent registered public accounting firm for fiscal year 2012 on April 2, 2012. Prior to the appointment of KPMG, Pender Newkirk served as our independent registered public accounting firm for fiscal year 2010 and until June 20, 2011.

The following table shows the fees for audit and other services provided by KPMG for fiscal year 2012 and Pender Newkirk and KPMG for fiscal year 2011.

Fee Category	2012	2011
Audit Fees	1,411,000	$1,187,000
Audit-Related Fees	765,000	—
Tax Fees	95,000	—
All Other Fees	—	—

Total Fees	2,271,000	$1,187,000

Audit Fees. This category includes fees billed for professional services rendered by KPMG for 2012 and Pender Newkirk and KPMG for 2011 for the audits of our financial statements included in our Annual Report on Form 10-K, and reviews of the financial statements included in our Quarterly Reports on Form 10-Q. Also included within the 2012 audit fees are fees for services rendered around the audits of the opening balance sheets of acquisitions during 2012 and fees for services that are normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements, including comfort letters and consents issued in connection with SEC filings. Also included within the 2011 audit fees are the fees for the services rendered by KPMG relating to the re-audits of our fiscal periods 2010 and 2009 and the services for the filing of the shelf registration statement on Form S-3.

Audit-Related Fees. This category includes fees billed for professional services rendered by the outside auditor for assurance and related services related to the performance of the audit or review of the financial statements that are not disclosed as Audit Fees. The 2012 fees include financial due diligence services provided by KPMG in connection with acquisitions and potential acquisitions during 2012. There were no such fees for 2011.

Tax Fees. This category includes fees billed for professional services rendered by KPMG in connection with tax compliance in 2012. There were no such fees for 2011.

All Other Fees. This category represents fees for all other services or products provided that are not covered by the categories above. There were no such fees for 2012 and 2011.

PROPOSALS TO BE PRESENTED AT THE ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Corporate Governance Committee of the Board, after consultation with JPE in view of its rights under the Investment Agreement (as described under “Board of Directors and Corporate Governance—Directors” above), our Board has nominated for re-election at the annual meeting as a Class III director each of Mr. G. Chris Andersen and Mr. Oren G. Shaffer, each to stand for re-election for a new term expiring at the 2016 annual meeting of stockholders or until their successors are duly elected and qualified. Each of the nominees is currently serving as a member of our Board. Information about Mr. Andersen and Mr. Shaffer is set forth above under the heading “Board of Directors and Corporate Governance—Directors.”

In the event either nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies voting for their election will be voted for any nominee who shall be designated by the Board to fill the vacancy. As of the date of this proxy statement, we are not aware that either nominee is unable or will decline to serve as a director if elected.

Our Board currently serves under staggered three-year terms of service, under which a portion of our directors are up for re-election in conjunction with our annual meeting each year.

Required Vote

The affirmative vote of shares of our common stock or preferred stock, voting together as a single class, representing a plurality of the votes cast is required to elect Mr. Andersen and Mr. Shaffer as Class III directors of our company.

Recommendation

Our Board unanimously recommends a vote “FOR” the election of each of Mr. Andersen and Mr. Shaffer to our Board.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF KPMG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013

The Audit Committee of our Board has appointed KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2013. KPMG has served in this capacity since June 20, 2011.

We are asking our stockholders to ratify the appointment of KPMG as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, our Board is submitting the appointment of KPMG to our stockholders for ratification as a matter of good corporate governance. If our stockholders fail to ratify the appointment of KPMG, the Audit Committee will consider whether it is appropriate and advisable to appoint another independent registered public accounting firm. Even if our stockholders ratify the appointment of KPMG, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time if it determines that such a change would be in the best interests of our company and our stockholders.

Representatives of KPMG are expected to be present at the annual meeting and will have an opportunity to make a statement and to respond to appropriate questions.

Required Vote

The affirmative vote of shares of our common stock or preferred stock, voting together as a single class, representing a majority of votes cast thereon at the annual meeting or any adjournment or postponement thereof is required to approve Proposal 2.

Recommendation

Our Board unanimously recommends a vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2013.

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. Accordingly, we are asking our stockholders to approve the following advisory resolution:

“RESOLVED, that the stockholders of XPO Logistics, Inc. (the “Company”) hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement for the Company’s 2013 Annual Meeting of Stockholders.”

We encourage stockholders to review the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures included in this proxy statement. As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” we believe that our compensation programs appropriately reward executive performance and align the interests of our named executive officers and key employees with the long-term interests of our stockholders, while also enabling us to attract and retain talented executives.

This resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on our Board. Although non-binding, our Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

At the 2012 annual meeting of stockholders, our stockholders voted to approve an annual holding of the advisory vote on executive compensation. Accordingly, as previously disclosed by the company, we will hold future, non-binding, advisory votes on executive compensation on an annual basis until the next required non-binding, advisory vote on the frequency of the advisory vote on executive compensation.

Required Vote

This resolution, commonly referred to as a “say-on-pay” resolution, will be considered approved if it receives the affirmative vote of shares of common stock or preferred stock, voting together as a single class, representing a majority of votes cast thereon at the annual meeting or any adjournment or postponement of the annual meeting.

Recommendation

Our Board unanimously recommends a vote “FOR” approval of the advisory resolution to approve executive compensation set forth above.

OTHER MATTERS

We do not expect that any matter other than the foregoing proposals will be brought before the annual meeting. If, however, such a matter is properly presented at the annual meeting or any adjournment or postponement of the annual meeting, the persons appointed as proxies will vote as recommended by our Board or, if no recommendation is given, in accordance with their judgment.

AVAILABILITY OF ANNUAL REPORT AND PROXY STATEMENT

If you would like to receive a copy of our 2012 Annual Report or this proxy statement, please contact us at: Investor Relations, XPO Logistics, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831 or by telephone at (855) XPO-INFO (855-976-4636), and we will send a copy to you without charge.

A Note about Our Website

Although we include references to our website (www.xpologistics.com) throughout this proxy statement, information that is included on our website is not incorporated by reference into, and is not a part of, this proxy statement. Our website address is included as an inactive textual reference only.

We use our website as one means of disclosing material non-public information and for complying with our disclosure obligations under the SEC’s Regulation FD. Such disclosures typically will be included within the Investors Relations section of our website. Accordingly, investors should monitor such section of our website, in addition to following our press releases, SEC filings and public conference calls and webcasts.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Daylight Time, on May 29, 2013.
Vote by Internet
• Go to www.envisionreports.com/XPO
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’
RECOMMENDATIONS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED
BELOW, AND FOR PROPOSALS 2 AND 3.
+

1. Election of the two nominees listed below to the Board of Directors of the Company.

	For	Withhold		For	Withhold

01 - G. Chris Andersen	☐	☐	02 - Oren G. Shaffer	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.	☐	☐	☐	3.	Approval of the advisory resolution on executive compensation.	☐	☐	☐
4.	In their discretion, on such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

B	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please date and sign exactly as your name(s) appear(s) hereon. When signing as Executor, Administrator, Trustee, Guardian or Attorney, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized corporate officer. If a partnership, please sign in partnership name by authorized person. Joint owners should each sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IMPORTANT NOTICE TO PARTICIPANTS IN THE XPO LOGISTICS, INC.

EMPLOYEE STOCK OWNERSHIP PLAN

As a participant in the XPO Logistics, Inc. Employee Stock Ownership Plan (the “Plan”), you have the right to instruct Horizon Trust and Investment Management, as Trustee, to vote the shares allocated to your Plan account, as specified below. If your instructions are not received by 10:00 a.m. EDT on May 27, 2013, or if the voting instructions are invalid or unclear, the shares in your account will be voted in accordance with the terms of the documents governing the Plan.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the Meeting by promptly returning your proxy in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be Held on May 29, 2013

This Proxy Statement and our Annual Report on Form 10-K for the Year Ended

December 31, 2012 are available at www.edocumentview.com/XPO.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — XPO LOGISTICS, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 29, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF XPO LOGISTICS, INC.

The undersigned hereby acknowledges receipt of the XPO Logistics, Inc. Notice of Annual Meeting and Proxy Statement and hereby constitutes and appoints Bradley S. Jacobs and Gordon E. Devens, and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Stockholders of XPO Logistics, Inc. on Wednesday, May 29, 2013, and any adjournment or postponement thereof, and to vote on the matters indicated all the shares of Common Stock, par value $0.001 per share, or Series A Convertible Perpetual Preferred Stock, par value $0.001 per share, that the undersigned would be entitled to vote if personally present.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE